EXHIBIT 99.1
Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations
OVERVIEW
     During the quarter ended September 30, 2006, we changed our internal organizational structure such that operations are managed and reported in two operating segments, each of which is a reportable segment: Pharmacy Benefit Management (“PBM”) and Specialty and Ancillary Services (“SAAS”). Our SAAS segment was created through the combination of the operations of our Specialty business and Pharma Business Solutions (“PBS”) unit. These businesses share common products and customers and were combined in order to capture natural synergies between the two.
     As one of the largest full-service pharmacy benefit management companies we provide health care management and administration services on behalf of our clients, which include health maintenance organizations, health insurers, third-party administrators, employers, union-sponsored benefit plans and government health programs. Our integrated PBM services include network claims processing, home delivery services, benefit design consultation, drug utilization review, formulary management, disease management, and drug data analysis services.
     Through our SAAS segment, we provide specialty services, including patient care and direct specialty home delivery to patients; distribution of infusion drugs to patient homes, physician offices, and infusion centers; distribution of pharmaceuticals and medical supplies to providers and clinics; third party logistics services for contracted pharma clients; fertility services to providers and patients; and bio-pharma services including marketing, reimbursement and customized logistics solutions (“Specialty”). Specialty services do not include the fulfillment of specialty prescriptions at retail pharmacies participating in our networks. These prescriptions are reflected in PBM retail pharmacies participating in our networks. We also provide services, which include distribution of specialty pharmaceuticals requiring special handling or packaging where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network; distribution of pharmaceuticals to low-income patients through manufacturer-sponsored and company-sponsored generic patient assistance programs, and distribution of sample units to physicians and verification of practitioner licensure.
     We derive revenues primarily from the sale of PBM and SAAS services in the United States and Canada. Revenue generated by our segments can be classified as either tangible product revenue or service revenue. We earn tangible product revenue from the sale of prescription drugs by retail pharmacies in our retail pharmacy networks and from dispensing prescription drugs from our home delivery and specialty pharmacies. Service revenue includes administrative fees associated with the administration of retail pharmacy networks contracted by certain clients, market research programs, medication counseling services, certain specialty distribution services, and sample fulfillment and sample accountability services. Tangible product revenue represented 98.2% of revenues in 2005, and 98.6% of revenues in 2004 and 2003.
     On October 14, 2005, we purchased the capital stock of Priority Healthcare, Inc. (“Priority”) in a cash transaction for $28 per share, or approximately $1.3 billion. The acquisition was accomplished through the merger of one of our wholly-owned subsidiaries with and into Priority. The $1.3 billion purchase price was financed with approximately $167 million of cash on hand and the remainder by adding $1.6 billion in Term A loans through a new credit facility which replaced our prior credit facility. On January 30, 2004, we acquired the capital stock of CuraScript Pharmacy, Inc. and CuraScript PBM Services, Inc. (collectively, “CuraScript”), for $333 million in cash. Consequently, our operating results include those of Priority from October 14, 2005 and CuraScript from January 30, 2004. In addition to growth through acquisitions, we have been successful in adding significant new clients in recent years, including the contracts we were awarded by the Department of Defense (“DoD”) TRICARE Management Activity in 2003 to provide retail pharmacy services under the TRICARE Retail Pharmacy program starting in June 2004.
     Aetna Specialty Pharmacy, a joint venture existing between Priority and Aetna, Inc. (“Aetna”), was 60% owned by Priority and 40% by Aetna. Upon a change in control of Priority, the joint venture agreement provided Aetna with an option to purchase Priority’s 60% ownership share of the joint venture. Aetna exercised its option and on December 30, 2005 purchased Priority’s 60% ownership share of Aetna Specialty Pharmacy. The gain on the assets sold, which was not material, reduced the amount of goodwill we recorded through the Priority acquisition.
EXECUTIVE SUMMARY AND TREND FACTORS AFFECTING THE BUSINESS
     Prescription drug costs have increased considerably over the past several years, primarily due to brand-name product inflation, the introduction of new products by pharmaceutical manufacturers and higher utilization of drugs. As a result, we face continuing pressures on margins resulting from client demands for better management of pharmacy trends, enhanced service offerings and/or higher service levels on contract renewals, and unfavorable modifications to contracts with key clients or providers.
     Our business model is built around the alignment of interests with our clients and members in making the use of prescription drugs safer and more affordable. The improvement in our 2005 consolidated results of operations over 2004 was primarily driven by factors which also reduce pharmacy trends for our clients. In 2005 we benefited from higher generic utilization (54.4% in 2005 compared to 50.4% in 2004), increased home delivery volume, growth in Specialty services and better management of ingredient costs resulting from renegotiation of certain supplier contracts, increased competition among generic manufacturers and other actions which helped to reduce ingredient costs. In addition, our 2005 results of operations improved over 2004 as a result of increased labor efficiencies and the consolidation of certain of our facilities. We believe these factors will continue to generate improvement in our results of operations in 2006.
CRITICAL ACCOUNTING POLICIES
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our estimates and assumptions are based upon a combination of historical information and various other assumptions believed to be reasonable under the particular circumstances. Actual results may differ from our estimates. Certain of the accounting policies that most impact our consolidated financial statements and that require our management to make difficult, subjective or complex judgments are described below. This should be read in conjunction with Note 1, “Summary of Significant Accounting Policies” and with the other notes to the consolidated financial statements.
REBATE ACCOUNTING
ACCOUNTING POLICY
Historically, we have administered a rebate program based on actual market share performance in which rebates and the associated receivable from pharmaceutical manufacturers are estimated quarterly based on our estimate of the number of rebatable prescriptions and the rebate per prescription. The portion of rebates payable to clients is estimated quarterly based on historical allocation percentages and our estimate of rebates receivable from pharmaceutical manufacturers. With respect to our market share rebate program, estimates are adjusted to actual when amounts are received from manufacturers and the portion payable to clients is paid. With respect to rebates that are not based on market share performance, the portion of rebates payable to clients is estimated based on historical and/or anticipated sharing percentages. These estimates are adjusted to actual when amounts are paid to clients.
FACTORS AFFECTING ESTIMATE
The factors that could impact our estimates of rebates, rebates receivable and rebates payable are as follows:
•	Differences between the actual and the estimated number of rebatable prescriptions;

•	Differences between estimated aggregate allocation percentages and actual rebate allocation percentages calculated on a client-by-client basis;

•	Differences between actual and estimated market share of a manufacturer’s brand drug for our clients as compared to the national market share;

•	Drug patent expirations; and

•	Changes in drug utilization patterns.
Historically, adjustments to our original estimates have been relatively immaterial.

UNBILLED REVENUE AND RECEIVABLES
ACCOUNTING POLICY
We bill our clients based upon the billing schedules established in client contracts. At the end of a period, any unbilled revenues related to the sale of prescription drugs that have been adjudicated with retail pharmacies are estimated based on the amount we will pay to the pharmacies and historical gross margin.
FACTORS AFFECTING ESTIMATE
Unbilled amounts are estimated based on historical margin. Historically, adjustments to our original estimates have been immaterial. Significant differences between actual and estimated margin could impact subsequent adjustments.
ALLOWANCE FOR DOUBTFUL ACCOUNTS
ACCOUNTING POLICY
We provide an allowance for doubtful accounts equal to estimated uncollectible receivables. This estimate is based on the current status of each customer’s receivable balance.
FACTORS AFFECTING ESTIMATE
We record allowances for doubtful accounts based on a variety of factors including the length of time the receivables are past due, the financial health of the customer and historical experience. Our estimate could be impacted by changes in economic and market conditions as well as changes to our customers’ financial condition.
SELF-INSURANCE RESERVES
ACCOUNTING POLICY
We accrue self-insurance reserves based upon estimates of the aggregate liability of claim costs in excess of our insurance coverage. Reserves are estimated using certain actuarial assumptions followed in the insurance industry and our historical experience. The majority of these claims are legal claims and our liability estimate is primarily related to the cost to defend these claims. We do not accrue for settlements, judgments, monetary fines or penalties until such amounts are probable and estimable, in compliance with Financial Accounting Standard (“FAS”) No. 5, “Accounting for Contingencies.” Under FAS 5, if the range of possible loss is broad, the liability accrual should be based on the lower end of the range.
FACTORS AFFECTING ESTIMATE
Self-insurance reserves are based on management’s estimates of the costs to defend legal claims. We do not have significant experience with certain of these types of cases. As such, differences between actual costs and management’s estimates could be significant. In addition, actuaries do not have a significant history with the PBM industry. Changes to assumptions used in the development of these reserves can affect net income in a given period. In addition, changes in the legal environment and number and nature of claims could impact our estimate.
OTHER ACCOUNTING POLICIES
We consider the following information about revenue recognition policies important for an understanding of our results of operations:
•	Revenues from dispensing prescriptions from our home delivery pharmacies are recorded when prescriptions are shipped. These revenues include the co-payment received from members of the health plans we serve.

•	Revenues from the sale of prescription drugs by retail pharmacies are recognized when the claim is processed. We do not include member co-payments to retail pharmacies in revenue or cost of revenue.

•	When we independently have a contractual obligation to pay our network pharmacy providers for benefits provided to our clients’ member, we act as a principal in the arrangement and we include the total payments we have contracted to receive from these clients as revenue and the total payments we make to the network pharmacy providers as cost of revenue.

•	When we merely administer a client’s network pharmacy contracts to which we are not a party and under which we do not assume credit risk, we earn an administrative fee for collecting payments from the client and remitting the corresponding amount to the pharmacies in the client’s network. In these transactions, drug ingredient cost is not included in our revenues nor in our cost of revenues.

•	Historically, we have administered two rebate programs through which we receive rebates and administrative fees from pharmaceutical manufacturers.

•	Gross rebates and administrative fees earned for the administration of our rebate programs, performed in conjunction with claim processing services provided to clients, are recorded as a reduction of cost of revenue and the portion of the rebate payable to customers is treated as a reduction of revenue.

•	When we earn rebates and administrative fees in conjunction with formulary management services, but do not process the underlying claims, we record rebates received from manufacturers, net of the portion payable to customers, in revenue.

•	We distribute pharmaceuticals in connection with our management of patient assistance programs and earn a fee from the manufacturer for administrative and pharmacy services for the delivery of certain drugs free of charge to doctors for their indigent patients.

•	We earn a fee for the distribution of consigned pharmaceuticals requiring special handling or packaging where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network.

•	Discounts and contractual allowances related to revenues earned by our Specialty and Ancillary Services segment (“SAAS”) are estimated based on historical collections over a recent period for the sales that are recorded at gross charges. The percentage is applied to the applicable accounts receivable balance that contains gross charges for each period. Any differences between the estimates and actual collections are reflected in operations in the year payment is received. Differences may result in the amount and timing of revenues for any period if actual performance varies from estimates. Allowances for returns are estimated based on historical return trends. Financing charge revenue is recognized when received.

•	Product revenues earned by our SAAS segment include revenues earned through the distribution of specialty drugs to clients (including supplies provided through the distribution business) and revenues earned through administering sample card programs for certain manufacturers. For these sample card programs, we include the ingredient cost of those drug samples dispensed from retail pharmacies in our SAAS revenues and the associated costs for these sample card programs in cost of revenues

•	Service revenues earned by our SAAS segment include revenues earned through providing reimbursement solutions and product support to pharmaceutical manufacturers, biotechnology companies, and medical device companies; revenues derived from the development of our Group Purchasing Organization (“GPO”) and administrative fees earned for the verification of practitioner licensure and the distribution of consigned drug samples to doctors based on orders received from pharmaceutical sales representatives.

RESULTS OF OPERATIONS
     We maintain a PBM segment, consisting of our domestic and Canadian PBM operations, and a SAAS segment, which consists of our specialty operations of CuraScript, Specialty Distribution Services (“SDS”) and Phoenix Marking Group LLC (“Phoenix”) service lines. Prior to the third quarter of 2006, SDS and PMG were included in a separate Pharma Business Solutions (“PBS”) segment. During the third quarter of 2006, the operations of the Specialty business and the PBS unit were combined in order to capture the natural synergies between these two businesses, which share common products and customers. Accordingly, these two businesses are now combined into one reporting segment labeled Specialty and Ancillary Services. Prior period data has been reclassified to reflect the change in our operating and reporting segment.
     Effective in October 2005, we began managing our Specialty business as a separate operating segment. Previously, our Specialty business was part of our domestic PBM operating segment. The change is primarily due to the acquisition of Priority (see “—Overview”) on October 14, 2005.
     We have reclassified certain amounts deemed immaterial between revenue and cost of revenue. There is no effect on gross profit.
PBM OPERATING INCOME

	Year Ended December 31,
		Increase/		Increase/
(in millions)	2005	(Decrease)	2004	(Decrease)	2003

Product revenue
Network revenues	$9,165	(2.4%)	$9,387	3.9%	$9,037
Home delivery revenues	5,015	5.1%	4,771	19.6%	3,988
Service revenues	152	50.5%	101	38.4%	73

Total PBM revenues	14,332	0.5%	14,259	8.9%	13,098
Cost of PBM revenues	13,293	(0.9%)	13,410	9.2%	12,282

PBM gross profit	1,039	22.4%	849	4.0%	816
PBM SG&A expenses	477	16.3%	410	3.0%	398

PBM operating income	$562	28.0%	$439	5.0%	$418

Total adjusted PBM Claims (1)	557	8.6%	513	8.0%	475

(1)	PBM adjusted claims represent network claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day claims and network claims are generally 30 day claims. Excluded from the network claims are manual claims and drug formulary only claims where we only administer the clients formulary. We process approximately 2 million manual claims per year.
     Network claims increased by 38.6 million, or 9.7%, in 2005 over 2004. The increase in network claims is primarily due to the implementation of our contract with the DoD TRICARE Retail Pharmacy (“TRICARE”) program in June 2004. Revenues for the TRICARE program are included in service revenue (see discussion below).
     Network pharmacy revenues decreased $222 million, or 2.4%, from 2004 to 2005, primarily due to the following factors:
•	Network pharmacy revenues decreased $366 million from 2004 to 2005 as a result of a higher mix of lower-cost generic claims and a 2.5% increase in the average co-payment per retail pharmacy claim. Generic claims made up 55.4% of total network claims processed during 2005 as compared to 51.9% during 2004. As mentioned in our Critical Accounting Policies above, we do not include member co-payments to retail pharmacies in revenue or cost of revenue.

•	These factors were partially offset by an increase in pharmacy claims, resulting in a $144 million increase in network pharmacy revenues as compared to 2004.

     Network pharmacy revenues increased $350 million, or 3.9%, in 2004 over 2003, primarily due to the following factors:
•	Average revenue per claim increased 4.9% in 2004 over 2003 resulting in a $438 million increase in overall network pharmacy revenues. Increases in average revenue per network pharmacy claim were due to drug price inflation and to the transition of one of our clients from use of their retail pharmacy network to an ESI retail pharmacy network in the first quarter of 2004. These increases were partially offset by a higher mix of generic claims and an increase in the average co-payment per retail pharmacy claims. Generic claims represented 51.9% of total network claims processed during 2004 as compared to 48.1% during 2003.

•	Network pharmacy claims included in network pharmacy revenues decreased slightly compared to 2003, resulting in an $88 million decrease in network pharmacy revenues. The decrease in network pharmacy claims volume is mainly due to client losses from 2003. One client, emerging from bankruptcy, discontinued providing retiree benefits, one client was lost through a competitive bidding process, and a one-year contract with a state agency expired, as expected, as future claims will be processed by the state. These decreases were partially offset by new business which started during 2004.
     The $244 million, or 5.1%, increase in home delivery pharmacy revenues in 2005 over 2004 is attributable to the following factors:
•	We processed an additional 2.0 million claims in 2005 over 2004, resulting in a $250 million increase in home delivery pharmacy revenues. The increase in home delivery volume is primarily due to the increased usage of our home delivery pharmacies by members of existing clients.

•	A decrease in the average home delivery revenue per claim reduced home delivery pharmacy revenues by $6 million in 2005 from 2004. The decrease in average home delivery revenue per claim is primarily due to a higher mix of generic claims. Our generic fill rate increased to 43.6% in 2005 from 40.5% in 2004. Under our contract with the DoD we earn a fee per prescription filled by our home delivery facility. Revenues and cost of revenues from the DoD contract do not include ingredient cost as inventory is replenished by the DoD through agreements with its suppliers. As a result, these claims have a dilutive effect on the average revenue per home delivery pharmacy claim.
     The $783 million, or 19.6%, increase in home delivery pharmacy revenues in 2004 over 2003 is attributable to the following factors:
•	We processed an additional 5.8 million claims in 2004 over 2003, resulting in a $717 million increase in home delivery pharmacy revenues. The increase in home delivery claim volume is primarily due to the implementation of new clients, including the contract with the DoD TRICARE Mail Order Pharmacy program in March 2003, as well as increased usage of our home delivery pharmacies by members of existing clients.

•	Average revenue per home delivery claim increased by approximately 1.4% in 2004 over 2003, representing additional home delivery pharmacy revenue of $66 million. Increases in home delivery revenue per claim from inflation was almost completely offset by the impact of our contract with the DoD TRICARE Mail Order Pharmacy program as mentioned above and by increases in our generic fill rate to 40.5% for 2004 from 37.2% for the same period of 2003.
     PBM service revenues include amounts received from clients for therapy management services such as prior authorization and step therapy protocols and administrative fees earned for processing claims for clients utilizing their own retail pharmacy networks. PBM service revenues increased $51 million, or 50.5%, in 2005 as compared to 2004, and increased $28 million, or 38.4%, revenues in 2004 as compared to 2003, primarily due to the implementation of the TRICARE program in June 2004. The increase from the implementation of the TRICARE contract was partially offset by the elimination of revenues from pharmaceutical manufacturers in support of certain clinical programs. This funding was completely phased out as of October 1, 2003.

     PBM cost of revenues decreased $117 million, or 0.9%, from 2004 to 2005 as a result of the following:
•	Net decreases in the average cost per claim and a higher mix of generic claims decreased cost of revenues by approximately $369 million from 2004 to 2005. The decrease in average cost per claim is due principally to reductions in our acquisition cost for retail pharmacy services and home delivery inventory. These cost reductions are expected to benefit future periods as well.

•	These decreases were partially offset by the increases in network and home delivery claims volume resulting in higher PBM cost of revenues of $252 million as compared to the same periods of 2004.
     PBM cost of revenues increased $1,128 million, or 9.2%, in 2004 over 2003 primarily as a result of the following:
•	Net increases in the average ingredient cost per claim, mainly due to inflation and to the transition of one of our clients from their network to an ESI retail pharmacy network in the first quarter of 2004 (as discussed above), increased cost of revenues by $560 million in 2004 over 2003.

•	Increases in network and mail order claims volume resulted in higher PBM cost of revenues of $530 million in 2004 over 2003.
     Our PBM gross profit increased $190 million, or 22.4%, in 2005 over 2004 and $33 million, or 4.0%, in 2004 over 2003. Increases in revenues from network inflation, higher home delivery volumes, increased generic claims and lower drug purchasing costs were only partially offset by margin pressures arising from the current competitive environment. Gross profit for 2003 was negatively impacted by a non-recurring reduction of $15 million relating to previously collected pharmaceutical manufacturer funds which we decided to share with our clients.
     Selling, general and administrative expense (“SG&A”) for our PBM segment increased $67 million, or 16.3%, in 2005 as compared to 2004 primarily as a result of the following factors:
•	Increased spending of $56 million from 2004 to 2005 on costs to improve the operation and the administrative functions supporting the management of the pharmacy benefit, primarily through increased management incentive compensation.

•	Increased spending related to Medicare Part D, including costs to develop the capabilities necessary to support our PDP clients.

•	Increased spending on infrastructure primarily due to the development of a new Patient Care Contact Center in Pueblo, Colorado in 2005.

•	Bad debt expense increased $8 million from 2005 from 2004, related to an increase in the allowance for receivables from our clients’ members.

•	Partially offsetting the increases noted above, prior year SG&A included a $25 million charge recorded in the third quarter to increase legal reserves and a $12 million increase in the PCA loss reserve recorded in December 2004 against the unsecured borrowings by PCA under the line of credit extended by ESI (see “—Liquidity and Capital Resources”).
     Selling, general and administrative expense (“SG&A”) for our PBM segment increased $12 million, or 3.0%, in 2004 as compared to 2003 primarily as a result of the following factors:
•	An increase of $28 million in legal fees from $11 million in 2003 to $39 million in 2004. As previously reported, we are a defendant in litigation involving our contract to provide prescription drug benefits for the employees and retirees of the State of New York. In addition, we have received civil investigative demands from the Attorneys General of 25 states and the District of Columbia. In light of these developments, several shareholder class action lawsuits and additional class action lawsuits were filed against the Company (see “—Legal Proceedings”). Based on these developments, we recorded a $25 million increase in legal reserves during the third quarter in 2004 (see “—Critical Accounting Policies”).

•	A $12 million increase in the PCA loss reserve recorded in December 2004 against the unsecured borrowings by PCA under the line of credit extended by ESI (see “—Liquidity and Capital Resources”).

•	These increases in SG&A for 2004 were mostly offset by lower management incentive compensation due to the recording of the PCA loss reserve, and by cost saving measures implemented during 2004.
          PBM operating income increased $123 million, or 28.0%, in 2005 over 2004 and $21 million, or 5.0%, in 2004 over 2003, based on the various factors described above.
SAAS OPERATING INCOME

	Year Ended December 31,
		Increase/		Increase/
(in millions)	2005(1)	(Decrease)	2004(2)	(Decrease)	2003

Product revenues	$1,735	132.0%	$748	759.8%	$87
Service revenues	145	34.3%	108	(1.8%)	110

Total Specialty revenues	1,880	119.6%	856	334.5%	197
Cost of Specialty revenues	1,720	126.0%	761	421.2%	146

Specialty gross profit	160	68.4%	95	86.3%	51
Specialty SG&A expenses	79	92.7%	41	115.8%	19

Specialty operating income	$81	50.0%	$54	68.8%	$32

(1)	Includes the acquisition of Priority effective October 14, 2005.

(2)	Includes the acquisition of CuraScript effective January 30, 2004.
          As noted above, the combination of our PBS and Specialty operating and reporting segments resulted in the formation of our SAAS segment.
     SAAS revenues and cost of revenues in 2005 increased by more than 100% over 2004 while SAAS gross profit increased by $65 million, or 68.4%, in 2005 over 2004.. The acquisition of Priority in October 2005 is a primary driver of the increases in revenues, cost of revenues, and gross profit in 2005 over 2004. Priority revenue and cost of revenue for 2005 was $519 million and $491 million, respectively. Additional increases resulted from increased utilization of our specialty pharmacies by the PBM book of business, and a $12 million improvement in gross profits from our legacy PBS business unit, primarily due to the start up of new eligibility and service programs during 2005
     In 2004, revenues, cost of revenues and gross profit increased over 2003 by $659 million, or 334.5%; 615 million, or 421.2%; and $44 million, or 86.3%, respectively. The increase is a a result of the acquisition of CuraScript in January 2004. CuraScript revenues and cost of revenues in 2004 were $620 million and $573 million, respectively. Revenues and cost of revenues for our legacy PBS business unit increased in 2004 over 2003, primarily due to a higher mix of specialty distribution volumes in which we include ingredient cost of pharmaceuticals dispensed in our revenues and cost of revenues. In 2004, PBS experienced a $2 million decrease in gross profit as a result of the loss of two patient assistance programs in late 2003.
     SG&A for our SAAS segment increased $38 million, or 92.7%, in 2005 as compared to 2004 and $22 million, or 115.8%, in 2004 as compared to 2003. The increase in SG&A in 2005 over 2004 is primarily due to the acquisition of Priority, which represented $25 million of the increase. Additional increases were due to overall growth in the legacy CuraScript business, increased sales expenses in our legacy PBS business and higher marketing expenditures related to the RxOutreach program. The increase in SG&A in 2004 over 2003 is due to the acquisition of CuraScript in January 2004, which represented an increase of $26 million. The increase due to CuraScript was partially offset by efforts to control costs through the integration of certain functions within the legacy PBS business.
     SAAS operating income increased $27 million, or 50.0%, in 2005 over 2004, and increased $22 million, or 68.8% in 2004 over 2003 as a result of the various factors described above.

OTHER (EXPENSE) INCOME, NET
     In February 2001, we entered into an agreement with AdvancePCS (now owned by Caremark RX, Inc.) and Medco Health Solutions, Inc. (formerly, “Merck-Medco, L.L.C.”) to form RxHub, an electronic exchange enabling physicians who use electronic prescribing technology to link to pharmacies, PBMs and health plans. We own one-third of the equity of RxHub (as do each of the other two founders) and have committed to invest up to $20 million over five years, with almost $20 million invested through December 31, 2005. We have recorded our investment in RxHub under the equity method of accounting, which requires our percentage interest in RxHub’s results to be recorded in our Unaudited Consolidated Statement of Operations. Our percentage of RxHub’s loss for 2005, 2004 and 2003 is $2 million, $5 million, and $6 million, respectively, and has been recorded in other income (expense), net, in our Consolidated Statement of Operations.
     Net interest expense decreased $12 million, or 31.6%, in 2005 as compared to 2004. This was the net effect of several factors. In 2004, we redeemed our $250 million Senior Notes, and as a result, we recorded a $12 million charge to interest expense for the redemption premium and the write-off of deferred financing fees. In addition, we wrote-off $4 million in deferred financing fees as a result of refinancing our entire credit facility during the first quarter of 2004 (see “—Liquidity and Capital Resources”). These increases in 2004 interest expense were offset by the October 2005 refinancing of our entire credit facility with a new $2.2 billion credit facility which includes $1.6 billion of Term A loans and a $600 million revolving credit facility. As a result, we wrote-off $4 million in deferred financing fees in the fourth quarter of 2005.
     Net interest expense remained relatively consistent from 2003 to 2004. This was the net effect of several factors, as described above.
PROVISION FOR INCOME TAXES
     Our effective tax rate decreased to 34.9% for the year ended December 31, 2005, as compared to 38.3% and 38.2% for the years ended December 31, 2004 and 2003, respectively. The decrease in our effective tax rate reflects a net tax benefit $20 million resulting primarily from changes in the apportionment of our income for state income tax purposes as well as the recognition of expected state tax benefits associated with prior-year subsidiary losses and credits. Excluding the $20 million net tax benefit, our effective tax rate would have been 38.1%.
     Our effective tax rate increased slightly to 38.3% in 2004, from 38.2% in 2003.
NET INCOME AND EARNINGS PER SHARE
     Net income increased $122 million, or 43.9%, for the year ended December 31, 2005 over 2004 and increased $28 million, or 11.2% for the year ended December 31, 2004 over 2003. During 2003, we recorded a cumulative effect of change in accounting principle of $1 million, net of tax, related to our implementation of FAS 143, “Asset Retirement Obligations,” (see “—Other Matters”).
     Basic and diluted earnings per share increased 49.5% and 49.7%, respectively for the twelve months ended December 31, 2005 over 2004 and 13.8% and 13.3%, respectively for the twelve months ended December 31, 2004 over 2003.
     On May 24, 2005, we announced a two-for-one stock split for stockholders of record on June 10, 2005, effective June 24, 2005. The split was effected in the form of a dividend by issuance of one additional share of common stock for each share of common stock outstanding. The earnings per share and the weighted average number of shares outstanding for basic and diluted earnings per share for each period have been adjusted for the stock split.

     We account for employee stock options in accordance with Accounting Principles Board No. 25, “Accounting for Stock Issued to Employees.” We account for options using the intrinsic value method and have not recognized compensation expense for options granted. We will adopt FAS 123R using the modified prospective method beginning January 1, 2006 (see “—Other Matters”). The impact of adopting FAS 123R on our consolidated results of operations is not expected to differ materially from the pro forma disclosures currently required by FAS 123 (see note 11 to our consolidated financial statements). Had we used the fair value method and recognized compensation expense based on the fair value of options determined on the grant date, our net income and earnings per share for the twelve months ended December 31, 2005, 2004 and 2003 would have been $389 million, or $2.60 per diluted share, $270 million, or $1.73 per diluted share, and $238 million, or $1.50 per diluted share, respectively.
LIQUIDITY AND CAPITAL RESOURCES
OPERATING CASH FLOW AND CAPITAL EXPENDITURES
     During 2005, net cash provided by operations increased $297 million to $793 million from $496 million in 2004. This increase reflects a $139 million increase from net changes in our working capital components, increased earnings of $122 million, a $34 million increase in non-cash adjustments, and a $14 million increase in depreciation and amortization, partially due to the acquisition of Priority in October 2005. The increase from changes in our working capital components primarily consists of an $84 million increase resulting from the timing of payments to vendors, a $27 million increase due to improved inventory management, and a $15 million increase due to a lower accounts receivable balance. The increase in non-cash adjustments is mainly due to an increase of $25 million related to higher tax benefits from the exercise of employee stock options during 2005 and a $12 million increase in bad debt expense, offset by a decrease of $1 million in deferred taxes. These increases were offset by a $12 million increase in 2004 as a result of establishing our PCA loss reserve.
     On January 1, 2006, we will adopt FAS 123R (see “—Other Matters”), which requires classification of the tax benefit from the exercise of stock options in cash flows from financing activities, rather than cash flows from operating activities. In 2005, cash flows from operating activities included a cash inflow of $36 million related to tax benefits from the exercise of stock options.
     During 2004, net cash provided by operations increased $38 million to $496 million from $458 million in 2003. This increase reflects increased earnings of $29 million, a $16 million increase in depreciation and amortization, partially due to the acquisition of CuraScript in January 2004, and a $12 million increase as a result of establishing our PCA loss reserve. These increases were partially offset by a $15 million decrease in deferred taxes and a $2 million decrease from net changes in our working capital components. The decrease from changes in our working capital components was primarily due to a $76 million decrease from a higher inventory balance relating to increased home delivery volume. Inventory days on hand remained consistent at December 31, 2004 compared to December 31, 2003. This decrease was offset by a $74 million increase resulting from the timing of payments to vendors.
     As a percent of accounts receivable, our allowance for doubtful accounts was 4.0% and 2.9% at December 31, 2005 and 2004, respectively. The allowance at December 31, 2005 was higher, as a percentage of accounts receivable, primarily due to additional reserves for receivables from our clients’ members, as well as the acquisition of Priority in the fourth quarter of 2005.
     Our capital expenditures in 2005 increased $9 million, or 17.6%, as compared to 2004, primarily due to the development of a new Patient Care Contact Center in Pueblo, Colorado in 2005. Our capital expenditures in 2004 decreased $2 million, or 3.8%, as compared to 2003, primarily due to the new construction of a Tempe mail order facility to manage growth in 2003. This decrease was partially offset by $9 million capitalized in 2004 due to the development of a new Patient Care Contact Center in St. Marys, Georgia. We intend to continue to invest in technology that we believe will provide efficiencies in operations and facilitate growth and enhance the service we provide to our clients. We expect future anticipated capital expenditures will be funded primarily from operating cash flow or, to the extent necessary, with borrowings under our revolving credit facility, discussed below.

     As mentioned above, we developed a new Patient Care Contact Center in Pueblo, Colorado which was completed during the fourth quarter of 2005. Total 2005 expenditures for the project were approximately $13 million, of which approximately $6 million was expensed and approximately $7 million was capitalized. Of the $7 million that was capitalized for the project, approximately $6 million was reimbursed by the city of Pueblo and state of Colorado.
STOCK REPURCHASE PROGRAM
     We have a stock repurchase program, originally announced on October 25, 1996, under which our Board of Directors has approved the repurchase of a total of 38 million shares. There is no limit on the duration of the program. Approximately 30 million of the 38 million total shares have been repurchased through December 31, 2005. Additional share purchases, if any, will be made in such amounts and at such times as we deem appropriate based upon prevailing market and business conditions, subject to restrictions on the amount of stock repurchases contained in our bank credit facility.
ACQUISITIONS AND RELATED TRANSACTIONS
     On October 14, 2005, we acquired the capital stock of Priority in a cash transaction for $28 per share, or approximately $1.3 billion (see “—Overview”). The acquisition was accomplished through the merger of one of our wholly-owned subsidiaries with and into Priority. The purchase price has been preliminarily allocated based upon the estimated fair value of net assets acquired at the date of the acquisition. A portion of the excess of purchase price over tangible net assets acquired has been preliminarily allocated to intangible assets, consisting of customer contracts in the amount of $82 million and non-competition agreements in the amount of $1 million, which are being amortized using the straight-line method over estimated useful lives of ten years and three years, respectively, and trade names in the amount of $2 million, which are not being amortized. These assets are included in other intangible assets. In addition, the excess of purchase price over tangible net assets and identified intangible assets acquired has been preliminarily allocated to goodwill in the amount of $991 million, which is not being amortized.
     On January 30, 2004, we acquired the outstanding capital stock of CuraScript, for approximately $333 million, which includes a purchase price adjustment for working capital and transaction costs. CuraScript is one of the nation’s largest Specialty services companies and has enhanced our ability to provide comprehensive pharmaceutical management services to our clients and their members. CuraScript operates seven specialty pharmacies throughout the United States and serves over 175 managed care organizations, 30 Medicaid programs and the Medicare program. The purchase price has been allocated based upon the estimated fair value of net assets acquired at the date of the acquisition. A portion of the excess of purchase price over tangible net assets acquired has been allocated to intangible assets, consisting of customer contracts in the amount of $29 million and non-competition agreements in the amount of $3 million, which are being amortized using the straight-line method over estimated useful lives of ten years and three years, respectively, and trade names in the amount of $1 million, which are not being amortized. These assets are included in other intangible assets. In addition, the excess of purchase price over tangible net assets and identified intangible assets acquired has been allocated to goodwill in the amount of $285 million, which is not being amortized.
     Goodwill is evaluated for impairment annually or when events or circumstances occur indicating that goodwill might be impaired. In addition, we evaluate whether events or circumstances have occurred that indicate the remaining estimated useful lives of other intangible assets may warrant revision or that the remaining balance of an asset may not be recoverable. The measurement of possible impairment is based on the ability to recover the balance of assets from expected future operating cash flows on an undiscounted basis. Impairment losses, if any, would be determined based on the present value of the cash flows using discount rates that reflect the inherent risk of the underlying business. No such impairment existed at December 31, 2005 or 2004.
     We regularly review potential acquisitions and affiliation opportunities. We believe available cash resources, bank financing or the issuance of additional common stock could be used to finance future acquisitions or affiliations. There can be no assurance we will make new acquisitions or establish new affiliations in 2006 or thereafter.

     In January 2004, we entered into an agreement to provide PBM services for the Medicare discount program of Pharmacy Care Alliance, Inc. (“PCA”), a nonstock, not-for-profit entity jointly controlled by the National Association of Chain Drugstores (“NACDS”) and us. Our PBM services include the negotiation of discounts from individual retailers and pharmaceutical manufacturers, the enrollment of cardholders and the processing of prescription claims. During 2004, we entered into a lending agreement with PCA, whereby we committed to lend up to $17 million to PCA in the form of a revolving line of credit available through December 31, 2005. Requests for borrowings on the revolving line of credit require the unanimous consent of PCA’s board of directors, which consists of representatives from NACDS and from our management team, or its designated representatives. PCA will utilize the revolving line of credit to fund its operating expenditures. NACDS has agreed to guarantee $2 million on the revolving line of credit. As of December 31, 2005, we have loaned PCA $15 million, and have received $3 million in interest and principal payments.
     The Medicare discount program is scheduled to end by June of 2006. In regard to the revolving line of credit extended to PCA, the collectibility of any unsecured borrowings will be a function of PCA’s costs in closing out the program. Enrollment as of December 31, 2005 was approximately 266,000 members. Because enrollment and utilization to date was lower than expected, the outstanding balance of our receivable from PCA was fully reserved at the end of 2004 and 2005.
BANK CREDIT FACILITY
     At December 31, 2004, our credit facility with a commercial bank syndicate consisted of $185 million of Term A loans, $198 million of Term B loans, and a $400 million revolving credit facility (of which $50 million was outstanding at December 31, 2004). In October 2005, we refinanced our entire credit facility with a new $2.2 billion credit facility which includes $1.6 billion of Term A loans and a $600 million revolving credit facility. The proceeds from the $2.2 billion credit facility were used to finance the Priority acquisition and to prepay borrowings on the Term A Loan and Term B Loans outstanding under our existing credit facility. The newly established $600 million revolving credit facility (none of which was outstanding as of December 31, 2005) is also available for general corporate purposes. In the three months ended December 31, 2005, we made scheduled payments of $40 million and prepayments of $50 million on our Term A Loans.
     Our new credit facility requires us to pay interest periodically on the London Interbank Offered Rates (“LIBOR”) or base rate options, plus a margin. The margin over LIBOR will range from 0.50% to 1.125%, depending on our consolidated leverage ratio or our credit rating. The margin over the base rate will range from 0% to 0.125% depending upon our consolidated leverage ratio. Initially, the margin over LIBOR will be 0.75% per annum. Under our new credit facility we are required to pay commitment fees on the unused portion of the $600 million revolving credit facility. The commitment fee will range from 0.10% to 0.25% depending on our consolidated leverage ratio or our credit rating. Initially, the commitment fee will be 0.15% per annum.
     At December 31, 2005, the weighted average interest rate on the new facility was 5.1%. Our new credit facility contains covenants that limit the indebtedness we may incur, the common shares we may repurchase, and dividends we may pay. The repurchase and dividend covenant applies if certain leverage thresholds are exceeded. The covenants also include a minimum interest coverage ratio and a maximum leverage ratio. At December 31, 2005, we were in compliance with all covenants associated with our credit facility.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS
     The following table sets forth our schedule of current maturities of our long-term debt as of December 31, 2005, and future minimum lease payments due under noncancellable operating leases (in millions):

	Payments Due by Period as of December 31, 2005
Contractual obligations	Total	2006	2007 – 2008	2009 – 2010	After 2010

Long-term debt	$1,511	$110	$440	$960	$1
Future minimum lease Payments (1) (2)	120	28	43	16	33

Total contractual cash obligations	$1,631	$138	$483	$976	$34

(1)	In July 2004, we entered into a capital lease with the Camden County Joint Development Authority in association with the development of our new Patient Care Contact Center in St. Marys, Georgia. At December 31, 2005, our lease obligation is $13 million. In accordance with Financial Accounting Standards Board (“FASB”) Interpretation Number 39, “Offsetting of Amounts Related to Certain Contracts,” our lease obligation has been offset against $13 million of industrial revenue bonds issued to us by the Camden County Joint Development Authority.

(2)	This table does not reflect a lease agreement we signed during 2005 for a new corporate headquarters. The building is in the process of being built and we do not anticipate taking possession until the first quarter of 2007. The annual lease commitments will begin at approximately $4 million and the term of the lease is ten and a half years.
OTHER MATTERS
     In June 2005, the FASB issued FAS 154, “Accounting Changes and Error Corrections”, which superceded APB No. 20, “Accounting Changes”. APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including in the current period’s net income the cumulative effect of changing to the new accounting principle. In contrast, FAS 154 requires entities that voluntarily make a change in accounting principle to apply that change retrospectively to prior periods’ financial statements, unless this would be impracticable. In addition, FAS 154 makes a distinction between retrospective application of an accounting principle and the restatement of financial statements to reflect the correction of an error. FAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not expect the implementation of FAS 154 to have an impact on our consolidated results of operations.
     In December 2004, the FASB revised FAS 123, “Share-Based Payment” (“FAS 123R”), which replaced FAS 123, “Accounting for Stock-Based Compensation”, and superseded Accounting Principles Board No. (“APB”) 25, “Accounting for Stock Issued to Employees.” FAS 123R will require compensation cost related to share-based payment transactions to be recognized in the financial statements. As permitted by FAS 123, we currently follow the guidance of APB 25, which allows the use of the intrinsic value method of accounting to value share-based payment transactions with employees. FAS 123R requires measurement of the cost of share-based payment transactions to employees at the fair value of the award on the grant date and recognition of expense over the requisite service or vesting period. FAS 123R allows implementation using a modified version of prospective application, under which compensation expense for the unvested portion of previously granted awards and all new awards will be recognized on or after the date of adoption. FAS 123R also allows companies to implement by restating previously issued financial statements, basing the amounts on the expense previously calculated and reported in their pro forma footnote disclosures required under FAS 123. We will adopt FAS 123R using the modified prospective method beginning January 1, 2006. The impact of adopting FAS 123R on our consolidated results of operations is not expected to differ materially from the pro forma disclosures currently required by FAS 123 (see note 10 to our consolidated financial statements). In addition, FAS 123R requires classification of the tax benefit from the exercise of stock options in cash flows from financing activities, rather than cash flows from operating activities. In 2005, cash flows from operating activities include a cash inflow of $36 million related to tax benefits from the exercise of stock options.
     In January 2003, the FASB issued Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities.” FIN 46 requires a variable interest entity be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. The consolidation provisions of FIN 46 were originally effective for financial periods ending after July 15, 2003. In October 2003, the FASB issued Staff Position FIN 46-6, “Effective Date of FIN 46,” which delayed the implementation date to financial periods ending after December 31, 2003. In December 2003, the FASB published a revision to FIN 46 (“FIN 46R”) to clarify some of the provisions of FIN 46, and to exempt certain entities from its requirements. We do not have any variable interest entities requiring consolidation under FIN 46 and FIN 46R. Therefore, adoption of these standards did not have a material impact on our consolidated financial position, consolidated results of operations or our consolidated cash flows.
     In January 2003, we adopted FAS 143, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. FAS 143 requires the capitalization of the fair value of any legal or contractual obligations associated with the retirement of tangible, long-lived assets in the period in which the liabilities are incurred and the capitalization of a corresponding amount as part of the book value of the related long-lived asset. In subsequent periods, we are required to adjust asset retirement obligations based on changes in estimated fair value, and the corresponding increases in asset book values are depreciated over the useful life of the related asset. As required by FAS 143, we recorded an asset retirement obligation ($3 million at January 1, 2003) primarily related to equipment and leasehold improvements installed in leased, home delivery facilities in which we have a contractual obligation to remove the improvements and equipment upon surrender of the property to the landlord. For certain of our leased facilities, we are required to remove equipment and convert the facilities back to office space upon surrender of the property. We also recorded a net increase in fixed assets (net of accumulated depreciation) of $1 million and a $2 million ($1 million, net of tax) loss from the cumulative effect of change in accounting principle. The $1 million asset is being depreciated, on a straight-line basis, over the remaining term of the leases, which range from seven months to ten years.
     We make available through our website (www.express-scripts.com), access to our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, all amendments to those reports (when applicable), and other filings with the SEC. Such access is free of charge and is available as soon as reasonably practicable after such information is filed with the SEC. In addition, the SEC maintains an internet site (www.sec.gov) containing reports, proxy and information statements, and other information regarding issuers filing electronically with the SEC (which includes us). Information included on our website is not part of this annual report.
IMPACT OF INFLATION
     Changes in prices charged by manufacturers and wholesalers for pharmaceuticals affect our revenues and cost of revenues. Most of our contracts provide that we bill clients based on a generally recognized price index for pharmaceuticals, and accordingly we have been able to recover price increases from our clients under the terms of our agreements.
Item 7A. Quantitative and Qualitative Disclosures About Market Risk.
     We are exposed to market risk from changes in interest rates related to debt outstanding under our credit facility. Our earnings are subject to change as a result of movements in market interest rates. At December 31, 2005, we had $1.0 billion of obligations, net of cash, which were subject to variable rates of interest under our credit facility. A hypothetical increase in interest rates of 1% would result in an increase in annual interest expense of approximately $10 million (pre-tax), presuming that obligations subject to variable interest rates remained constant.

Item 8 — Consolidated Financial Statements and Supplementary Data
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
FINANCIAL STATEMENT SCHEDULE
EXPRESS SCRIPTS, INC.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Express Scripts, Inc.:
We have completed integrated audits of Express Scripts, Inc.’s December 31, 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its December 31, 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements and financial statement schedule
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Express Scripts, Inc. and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule on page F-30 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Internal control over financial reporting
Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting (not separately presented herein) appearing under Item 9A in the Company’s Annual Report on Form 10-K, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
As described in Management’s Report on Internal Controls Over Financial Reporting (not separately presented herein), management has excluded Priority from its assessment of internal control over financial reporting as of December 31, 2005 because it was acquired by the Company in a purchase business combination during 2005. We have also excluded Priority from our audit of internal control over financial reporting. Priority is a wholly-owned subsidiary whose total assets and total revenues represent 28.9% and 3.2%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2005.
/s/ PricewaterhouseCoopers LLP
St. Louis, MO
February 22, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in segments as discussed in Note 11, as to which the date is January 16, 2007

EXPRESS SCRIPTS, INC.
CONSOLIDATED BALANCE SHEET

	December 31,
(in millions, except share data)	2005	2004

Assets
Current assets:
Cash and cash equivalents	$478	$166
Receivables, net	1,393	1,057
Inventories	273	159
Deferred taxes	53	33
Prepaid expenses and other current assets	60	28

Total current assets	2,257	1,443
Property and equipment, net	201	181
Goodwill, net	2,700	1,709
Other intangible assets, net	303	245
Other assets	32	22

Total assets	$5,493	$3,600

Liabilities and Stockholders’ Equity
Current liabilities:
Claims and rebates payable	$1,380	$1,237
Accounts payable	596	323
Accrued expenses	308	232
Current maturities of long-term debt	110	22

Total current liabilities	2,394	1,814
Long-term debt	1,401	412
Other liabilities	233	178

Total liabilities	4,028	2,404

Commitments and Contingencies (Note 8)

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized, and no shares issued and outstanding	—	—
Common Stock, 275,000,000 shares authorized, $0.01 par value; shares issued: 159,499,000 and 79,787,000, respectively; shares outstanding: 145,993,000 and 73,858,000, respectively	2	1
Additional paid-in capital	474	467
Unearned compensation under employee compensation plans	(6)	(18)
Accumulated other comprehensive income	9	8
Retained earnings	1,543	1,143

	2,022	1,601
Common Stock in treasury at cost, 13,506,000 and 5,929,000 shares, respectively	(557)	(405)

Total stockholders’ equity	1,465	1,196

Total liabilities and stockholders’ equity	$5,493	$3,600

See accompanying Notes to Consolidated Financial Statements.

EXPRESS SCRIPTS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,
(in millions, except per share data)	2005	2004	2003

Revenues [1]	$16,212	$15,115	$13,295
Cost of revenues [1]	15,013	14,171	12,428

Gross profit	1,199	944	867
Selling, general and administrative	556	451	417

Operating income	643	493	450

Other income (expense):
Undistributed loss from joint venture	(2)	(5)	(6)
Interest income	11	4	3
Interest expense	(37)	(42)	(41)

	(28)	(43)	(44)

Income before income taxes	615	450	406
Provision for income taxes	215	172	155

Income before cumulative effect of accounting change	400	278	251
Cumulative effect of accounting change, net of tax	—	—	(1)

Net income	$400	$278	$250

Basic earnings per share:
Before cumulative effect of accounting change	$2.72	$1.82	$1.61
Cumulative effect of accounting change	—	—	(0.01)

Net income	$2.72	$1.82	$1.60

Weighted average number of common shares outstanding during the period — Basic EPS	147	153	156

Diluted earnings per share:
Before cumulative effect of accounting change	$2.68	$1.79	$1.59
Cumulative effect of accounting change	—	—	(0.01)

Net income	$2.68	$1.79	$1.58

Weighted average number of common shares outstanding during the period — Diluted EPS	149	155	158

[1]	Excludes estimated retail pharmacy co-payments of $5,821, $5,546 and $5,276 for the years ended December 31, 2005, 2004, and 2003, respectively. These are amounts we instructed retail pharmacies to collect from members. We have no information regarding actual co-payments collected.
See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Number
	of
	Shares	Amount
				Unearned
				Compensation	Accumulated
			Additional	Under Employee	Other
	Common	Common	Paid-in	Compensation	Comprehensive	Retained	Treasury
(in millions)	Stock	Stock	Capital	Plans	Income	Earnings	Stock	Total

Balance at December 31, 2002	80	$1	$504	$(8)	$(4)	$615	$(104)	$1,004
Comprehensive income:
Net income	—	—	—	—	—	250	—	250
Other comprehensive income,
Foreign currency translation adjustment	—	—	—	—	6	—	—	6
Realized and unrealized losses on derivative financial instruments; net of taxes	—	—	—	—	2	—	—	2

Comprehensive income	—	—	—	—	8	250	—	258
Treasury stock acquired	—	—	—	—	—	—	(143)	(143)
Common stock issued under employee plans, net of forfeitures and stock redeemed for taxes	(1)	—	2	(23)	—	—	21	—
Amortization of unearned compensation under employee plans	—	—	—	8	—	—	—	8
Exercise of stock options	—	—	(48)	—	—	—	89	41
Tax benefit relating to employee stock compensation	—	—	27	—	—	—	—	27

Balance at December 31, 2003	79	1	485	(23)	4	865	(137)	1,195

Comprehensive income:
Net income	—	—	—	—	—	278	—	278
Other comprehensive income,
Foreign currency translation adjustment	—	—	—	—	3	—	—	3
Realized and unrealized losses on derivative financial instruments; net of taxes	—	—	—	—	1	—	—	1

Comprehensive income	—	—	—	—	4	278	—	282
Treasury stock acquired	—	—	—	—	—	—	(336)	(336)
Common stock issued under employee plans, net of forfeitures and stock redeemed for taxes	—	—	—	(7)	—	—	9	2
Amortization of unearned compensation under employee plans	—	—	—	12	—	—	—	12
Exercise of stock options	—	—	(30)	—	—	—	59	29
Exercise of stock warrants	—	—	1	—	—	—	—	1
Tax benefit relating to employee stock compensation	—	—	11	—	—	—	—	11

Balance at December 31, 2004	79	1	467	(18)	8	1,143	(405)	1,196

Comprehensive income:
Net income	—	—	—	—	—	400	—	400
Other comprehensive income,
Foreign currency translation adjustment	—	—	—	—	1	—	—	1
Realized and unrealized losses on derivative financial instruments; net of taxes	—	—	—	—	—	—	—	—

Comprehensive income	—	—	—	—	1	400	—	401
Stock split in form of dividend	80	1	(1)					—
Treasury stock acquired	—	—	—	—	—	—	(220)	(220)
Common stock issued under employee plans, net of forfeitures and stock redeemed for taxes	—	—	(3)	1	—	—	1	(1)
Amortization of unearned compensation under employee plans	—	—	—	11	—	—	—	11
Exercise of stock options	—	—	(25)	—	—	—	67	42
Tax benefit relating to employee stock compensation	—	—	36	—	—	—	—	36

Balance at December 31, 2005	159	$2	$474	$(6)	$9	$1,543	$(557)	$1,465

See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
(in millions)	2005	2004	2003

Cash flows from operating activities:
Net income	$400	$278	$250
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	84	70	54
Deferred income taxes	18	19	34
Bad debt expense	18	6	(3)
Tax benefit relating to employee stock compensation	36	11	27
Amortization of unearned compensation under employee plans	11	12	8
Cumulative effect of accounting change	—	—	2
PCA loss reserve	—	12	—
Other, net	6	7	3
Changes in operating assets and liabilities, net of changes resulting from acquisitions:
Receivables	6	(9)	(23)
Inventories	(5)	(32)	44
Other current and non-current assets	6	(7)	7
Claims and rebates payable	143	91	93
Other current and non-current liabilities	70	38	(38)

Net cash provided by operating activities	793	496	458

Cash flows from investing activities:
Purchases of property and equipment	(60)	(51)	(53)
Proceeds from sale of property and equipment	—	—	6
Acquisitions, net of cash acquired, and investment in joint venture	(1,311)	(332)	4
Repayment from (loan to) Pharmacy Care Alliance	2	(14)	—
Other	—	—	—

Net cash used in investing activities	(1,369)	(397)	(43)

Cash flows from financing activities:
Proceeds from long-term debt	1,600	676	50
Repayment of long-term debt	(474)	(746)	(160)
(Repayments of) proceeds from revolving credit line, net	(50)	50	—
Treasury stock acquired	(220)	(336)	(143)
Deferred financing fees	(9)	(6)	—
Net proceeds from employee stock plans	40	31	41
Other	—	1	—

Net cash provided by (used in) financing activities	887	(330)	(212)

Effect of foreign currency translation adjustment	1	1	2

Net increase (decrease) in cash and cash equivalents	312	(230)	205
Cash and cash equivalents at beginning of year	166	396	191

Cash and cash equivalents at end of year	$478	$166	$396

Supplemental data:
Cash paid during the year for:
Income taxes	$206	$136	$89
Interest	22	24	37
See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of significant accounting policies
     Organization and operations. We are one of the largest full-service pharmacy benefit management (“PBM”) companies in North America, providing health care management and administration services on behalf of clients that include health maintenance organizations, health insurers, third-party administrators, employers, union-sponsored benefit plans and government health programs. Our integrated PBM services include network claims processing, home delivery pharmacy services, specialty prescription fulfillment, benefit design consultation, drug utilization review, formulary management, disease management and drug data analysis services. We provide Specialty services, including patient care and direct specialty home delivery to patients; distribution of infusion drugs to patient homes, physician offices, and infusion centers; distribution of pharmaceuticals and medical supplies to providers and clinics; third party logistics services for contracted pharma clients; fertility services to providers and patients; and bio-pharma services including marketing, reimbursement and customized logistics solutions (“Specialty”). Specialty services do not include the fulfillment of specialty prescriptions at retail pharmacies participating in our networks. These prescriptions are reflected in PBM retail pharmacies participating in our networks. We also provide drug sample fulfillment and sample accountability services
     Basis of presentation. The consolidated financial statements include our accounts and those of our wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in affiliated companies, 20% to 50% owned, are accounted for under the equity method. The preparation of the consolidated financial statements conforms to generally accepted accounting principles in the U.S., and requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates and assumptions.
     Cash and cash equivalents. Cash and cash equivalents include cash on hand and investments with original maturities of three months or less. We have banking relationships resulting in certain cash disbursement accounts being maintained by banks not holding our cash concentration accounts. As a result, cash disbursement accounts carrying negative book balances of $171 million and $160 million (representing outstanding checks not yet presented for payment) have been reclassified to claims and rebates payable, accounts payable and accrued expenses at December 31, 2005 and 2004, respectively. This reclassification restores balances to cash and current liabilities for liabilities to our vendors which have not been defeased. No overdraft or unsecured short-term loan exists in relation to these negative balances.
     Accounts receivable. Based on our revenue recognition policies discussed below, certain claims at the end of a period are unbilled. Revenue and unbilled receivables for those claims are estimated each period based on the amount to be paid to network pharmacies and historical gross margin. Estimates are adjusted to actual at the time of billing. In addition, revenue and unbilled receivables for rebates based on market share performance are calculated quarterly based on an estimate of rebatable prescriptions and the rebate per prescription. These estimates are adjusted to actual when the number of rebatable prescriptions and the rebate per prescription have been determined and the billing to the manufacturers has been completed. Historically, adjustments to our original estimates have been relatively immaterial. As of December 31, 2005 and 2004, unbilled receivables were $686 million and $665 million, respectively. Unbilled receivables are billed to clients typically within 30 days based on the contractual billing schedule agreed upon with the client.
     We provide an allowance for doubtful accounts equal to estimated uncollectible receivables. This estimate is based on the current status of each customer’s receivable balance as well as current economic and market conditions. As of December 31, 2005 and 2004, we have an allowance for doubtful accounts of $58 million and $31 million, respectively. This increase is primarily due to additional reserves for receivables from our clients’ members, as well as the acquisition of Priority Healthcare, Inc. (“Priority”) in the fourth quarter of 2005.
     Inventories. Inventories consist of prescription drugs and medical supplies that are stated at the lower of first-in first-out cost or market.
     Property and equipment. Property and equipment is carried at cost and is depreciated using the straight-line method over estimated useful lives of seven years for furniture and three to five years for equipment and purchased computer software. Leasehold improvements are amortized on a straight-line basis over the remaining term of the lease or the useful life of the asset, if shorter. Expenditures for repairs, maintenance and renewals are charged to income as incurred. Expenditures that improve an asset or extend its estimated useful life are capitalized. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income. Research and development expenditures relating to the development of software for internal purposes are charged to expense until technological feasibility is established in accordance with Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. Thereafter, the remaining software production costs up to the date placed into production are capitalized and included as Property and Equipment. Amortization of the capitalized amounts commences on the date placed into production, and is computed on a product-by-product basis using the straight-line method over the remaining estimated economic life of the product but not more than five years. Reductions, if any, in the carrying value of capitalized software costs to net realizable value are expensed.
     Marketable securities. All investments not included as cash and cash equivalents are accounted for under Financial Accounting Standards Board Statement No. (“FAS”) 115, “Accounting for Certain Investments in Debt and Equity Securities.” Management determines the appropriate classification of our marketable securities at the time of purchase and reevaluates such determination at each balance sheet date. All marketable securities at December 31, 2005 and 2004 were recorded in other assets on our Consolidated Balance Sheet.
     Securities bought and held principally for the purpose of selling them in the near term are classified as trading securities. Trading securities are reported at fair value, which is based upon quoted market prices, with unrealized holding gains and losses included in earnings. We held trading securities, consisting primarily of mutual funds, of $24 million and $18 million at December 31, 2005 and 2004, respectively. We maintain our trading securities to offset changes in certain liabilities related to our deferred compensation plan discussed in Note 10. Net gains recognized on the trading portfolio were $1 million in 2005 and 2004, and $2 million in 2003, respectively. The acquisition of Priority resulted in a $4 million increase in trading securities.
     Goodwill. Goodwill is evaluated for impairment annually or when events or circumstances occur indicating that goodwill might be impaired. In addition, we evaluate whether events or circumstances have occurred that may indicate an impairment in goodwill. The measurement of possible impairment is based on the ability to recover the balance of assets from expected future operating cash flows on an undiscounted basis. Impairment losses, if any, would be determined based on the present value of the cash flows using discount rates that reflect the inherent risk of the underlying business. No such impairment existed at December 31, 2005 or 2004.
     Other intangible assets. Other intangible assets include, but are not limited to, customer contracts, non-compete agreements, deferred financing fees, trade names and certain advance discounts paid to clients under contractual agreements. Other intangible assets, excluding customer contracts, are recorded at cost. Customer contracts are valued based on discounted cash flows over the expected life of the intangible asset. Excluding trade names which have an indefinite life, other intangible assets are amortized on a straight-line basis, which approximates the pattern of benefit, over periods from two to 20 years (see Note 5). The amount reported is net of accumulated amortization of $156 million and $127 million at December 31, 2005 and 2004, respectively. Amortization expense for customer contracts and non-compete agreements included in selling, general and administrative expenses was $21 million, $18 million and $14 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Amortization expense for deferred financing fees included in interest expense was $1 million in 2005 and 2004, and $2 million in 2003. Amortization expense for advance discounts paid to customers is recorded against revenue and was $11 million in 2005 and $8 million in 2004 and 2003.
     Impairment of long lived assets. We evaluate whether events and circumstances have occurred that indicate the remaining estimated useful life of long lived assets, including intangible, may warrant revision or that the remaining balance of an asset may not be recoverable. The measurement of possible impairment is based on the ability to recover the balance of assets from expected future operating cash flows on an undiscounted basis. Impairment losses, if any, would be determined based on the present value of the cash flows using discount rates that reflect the inherent risk of the underlying business. No such impairment existed as of December 31, 2005 and 2004.
     Self-insurance reserves. We maintain insurance coverage for claims that arise in the normal course of business. Where insurance coverage is not available, or, in our judgment, is not cost-effective, we maintain self-insurance reserves to reduce our exposure to future legal costs, settlements and judgments. Self-insured losses are accrued based upon estimates of the aggregate liability for the costs of uninsured claims incurred using certain actuarial assumptions followed in the insurance industry and our historical experience (see Note 8). It is not possible to predict with certainty the outcome of these claims, and we can give no assurances that any losses, in excess of our insurance and any self-insurance reserves, will not be material.
     Fair value of financial instruments. The carrying value of cash and cash equivalents, accounts receivable, claims and rebates payable, and accounts payable approximated fair values due to the short-term maturities of these instruments. The fair value, which approximates the carrying value, of our bank credit facility was estimated using either quoted market prices or the current rates offered to us for debt with similar maturity.
     Revenue recognition. Revenues from our PBM segment are earned by dispensing prescriptions from our home delivery pharmacies, processing claims for prescriptions filled by retail pharmacies in our networks, and by providing services to drug manufacturers, including administration of discount programs (see also “—Rebate Accounting”).
     Revenues from dispensing prescriptions from our home delivery pharmacies, which include the co-payment received from members of the health plans we serve, are recorded when prescriptions are shipped. At the time of shipment, our earnings process is complete: the obligation of our customer to pay for the drugs is fixed, and, due to the nature of the product, the member may not return the drugs nor receive a refund.
     Revenues related to the sale of prescription drugs by retail pharmacies in our networks consist of the amount the client has contracted to pay us (which excludes the co-payment) for the dispensing of such drugs together with any associated administrative fees. These revenues are recognized when the claim is processed. When we independently have a contractual obligation to pay our network pharmacy providers for benefits provided to our clients’ members, we act as a principal in the arrangement and we include the total payments we have contracted to receive from these clients as revenue, and payments we make to the network pharmacy providers as cost of revenue in compliance with Emerging Issues Task Force (“EITF”) Issue No. 99-19, “Reporting Gross Revenue as a Principal vs. Net as an Agent.” When a prescription is presented by a member to a retail pharmacy within our network, we are solely responsible for confirming member eligibility, performing drug utilization review, reviewing for drug-to-drug interactions, performing clinical intervention, which may involve a call to the member’s physician, communicating plan provisions to the pharmacy, directing payment to the pharmacy and billing the client for the amount they are contractually obligated to pay us for the prescription dispensed, as specified within our client contracts. We also provide benefit design and formulary consultation services to clients. We have separately negotiated contractual relationships with our clients and with network pharmacies, and under our contracts with pharmacies we assume the credit risk of our clients’ ability to pay for drugs dispensed by these pharmacies to clients’ members. Our clients are not obligated to pay the pharmacies as we are primarily obligated to pay retail pharmacies in our network the contractually agreed upon amount for the prescription dispensed, as specified within our provider contracts. In addition, under most of our client contracts, we realize a positive or negative margin represented by the difference between the negotiated ingredient costs we will receive from our clients and the separately negotiated ingredient costs we will pay to our network pharmacies. These factors indicate we are a principal as defined by EITF 99-19 and, as such, we record ingredient cost billed to clients in revenue and the corresponding ingredient cost paid to network pharmacies in cost of revenues.
     If we merely administer a client’s network pharmacy contracts to which we are not a party and under which we do not assume credit risk, we record only our administrative fees as revenue. For these clients, we earn an administrative fee for collecting payments from the client and remitting the corresponding amount to the pharmacies in the client’s network. In these transactions we act as a conduit for the client. Because we are not the principal in these transactions, drug ingredient cost is not included in our revenues or in our cost of revenues.
     In retail pharmacy transactions, amounts paid to pharmacies and amounts charged to clients are always exclusive of the applicable co-payment. Under our pharmacy agreements, the pharmacy is solely obligated to collect the co-payment from the member based on the amount we advise them to collect. We have no information regarding actual co-payments collected. As such, we do not include member co-payments to retail pharmacies in our revenue or in our cost of revenue. Retail pharmacy co-payments, which we instructed retail pharmacies to collect from members, of $5.8 billion, $5.5 billion and $5.3 billion for the years ended December 31, 2005, 2004, and 2003, respectively, are excluded from revenues and cost of revenues.
     We bill our clients based upon the billing schedules established in client contracts. At the end of a period, any unbilled revenues related to the sale of prescription drugs that have been adjudicated with retail pharmacies are estimated based on the amount we will pay to the pharmacies and historical gross margin. Those amounts due from our clients are recorded as revenue as they are contractually due to us for past transactions. Adjustments are made to these estimated revenues to reflect actual billings at the time clients are billed; historically, these adjustments have not been material.
     Certain implementation and other fees paid to clients upon the initiation of a contractual agreement are considered an integral part of overall contract pricing and are recorded as a reduction of revenue. Where they are refundable upon early termination of the contract, these payments are capitalized and amortized as a reduction of revenue on a straight-line basis over the life of the contract.
     Revenues from our SAAS segment are recognized at the point of shipment for those sales when the risk of loss passes at the point of shipment and upon receipt for those sales when the risk of loss passes at the point of receipt as products are shipped to unaffiliated customers with appropriate provisions recorded for estimated discounts and contractual allowances. Discounts and contractual allowances are estimated based on historical collections over a recent period for the sales that are recorded at gross charges. The percentage is applied to the applicable accounts receivable balance that contains gross charges for each period. Any differences between our estimates and actual collections are reflected in operations in the year payment is received. Differences may result in the amount and timing of our revenues for any period if actual performance varies from our estimates. Allowances for returns are estimated based on historical return trends. Financing charge revenues are recognized when received.
     Revenues from our SAAS segment are also derived from the distribution of pharmaceuticals requiring special handling or packaging where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network, the distribution of pharmaceuticals through Patient Assistance Programs where we receive a fee from the pharmaceutical manufacturer for administrative and pharmacy services for the delivery of certain drugs free of charge to doctors for their indigent patients, sample fulfillment and sample accountability services. Revenues include administrative fees received from pharmaceutical manufacturers for dispensing or distributing consigned pharmaceuticals requiring special handling or packaging and administrative fees for verification of practitioner licensure and distribution of consigned drug samples to doctors based on orders received from pharmaceutical sales representatives. We also administer sample card programs for certain manufacturers and include the ingredient costs of those drug samples dispensed from retail pharmacies in SAAS revenues, and the associated costs for these sample card programs in cost of revenues. Because manufacturers are independently obligated to pay us and we have an independent contractual obligation to pay our network pharmacy providers for free samples dispensed to patients under sample card programs, we include the total payments from these manufacturers (including ingredient costs) as revenue, and payments to the network pharmacy provider as cost of revenue. These transactions require us to assume credit risk.
     Rebate accounting. Historically, we have administered two rebate programs through which we receive rebates and administrative fees from pharmaceutical manufacturers. Rebates earned for the administration of these programs, performed in conjunction with claim processing and home delivery services provided to clients, are recorded as a reduction of cost of revenue and the portion of the rebate payable to customers is treated as a reduction of revenue. When we earn rebates and administrative fees in conjunction with formulary management services, but do not process the underlying claims, we record rebates received from manufacturers, net of the portion payable to customers, in revenue. We record rebates and administrative fees receivable from the manufacturer and payable to clients when the prescriptions covered under contractual agreements with the manufacturers are dispensed; these amounts are not dependent upon future pharmaceutical sales.
     With respect to rebates based on actual market share performance, we estimate rebates and the associated receivable from pharmaceutical manufacturers quarterly based on our estimate of the number of rebatable prescriptions and the rebate per prescription. The portion of rebates payable to clients is estimated quarterly based on historical and/or anticipated sharing percentages and our estimate of rebates receivable from pharmaceutical manufacturers. These estimates are adjusted to actual when amounts are received from manufacturers and the portion payable to clients is paid.
     With respect to rebates that are not based on market share performance, no estimation is required for the manufacturer billing amounts which are determinable when the drug is dispensed. We pay all or a contractually agreed upon portion of such rebates to our clients. The portion of rebates payable to clients is estimated based on historical and/or anticipated sharing percentages. These estimates are adjusted to actual when amounts are paid to clients.
     Cost of revenues. Cost of revenues includes product costs, network pharmacy claims payments and other direct costs associated with dispensing prescriptions, including shipping and handling (see also “—Revenue Recognition” and “—Rebate Accounting”).
     Income taxes. Deferred tax assets and liabilities are recognized based on temporary differences between financial statement basis and tax basis of assets and liabilities using presently enacted tax rates.
     Earnings per share (reflecting the two-for-one stock split effective June 24, 2005). Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed in the same manner as basic earnings per share but adds the number of additional common shares that would have been outstanding for the period if the potential dilutive common shares had been issued. The following is the reconciliation between the number of weighted average shares used in the basic and diluted earnings per share calculation for all periods (amounts in millions):

	2005	2004	2003

Weighted average number of common shares outstanding during the period – Basic EPS	147	153	156
Dilutive common stock equivalents:
Outstanding stock options, restricted stock units, and executive deferred compensation units	2	2	2

Weighted average number of common shares outstanding during the period – Diluted EPS	149	155	158

     The above shares are all calculated under the “treasury stock” method in accordance with FAS 128, “Earnings Per Share.”
     Foreign currency translation. The financial statements of ESI Canada, our Canadian operations, are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted average exchange rate for each period for revenues, expenses, gains and losses. The functional currency for ESI Canada is the local currency and cumulative translation adjustments (credit balances of $10 million and $9 million at December 31, 2005 and 2004, respectively) are recorded within the accumulated other comprehensive income component of stockholders’ equity.
     Employee stock-based compensation. We account for employee stock options in accordance with Accounting Principles Board No. (“APB”) 25, “Accounting for Stock Issued to Employees.” Under APB 25, we apply the intrinsic value method of accounting and, therefore, have not recognized compensation expense for options granted, because we grant options at a price equal to market value at the time of grant. During 1996, Financial Accounting Standard (“FAS”) No. 123, “Accounting for Stock-Based Compensation”, became effective for us. FAS 123 prescribes the recognition of compensation expense based on the fair value of options determined on the grant date. However, FAS 123 grants an exception that allows companies currently applying APB 25 to continue using that method. We have, therefore, elected to continue applying the intrinsic value method under APB 25. In December 2004, the Financial Accounting Standards Board (“FASB”) revised FAS 123 (“FAS 123R”), “Share-Based Payment”, which replaces FAS 123, “Accounting for Stock-Based Compensation”, and supersedes APB 25. FAS 123R will require compensation cost related to share-based payment transactions to be recognized in the financial statements. We will adopt FAS 123R using the modified prospective method beginning January 1, 2006 (see “New Accounting Guidance”).
     The following table shows stock-based compensation expense included in net income and pro forma stock-based compensation expense, net income and earnings per share had we elected to record compensation expense based on the fair value of options at the grant date for the years ended December 31, 2005, 2004 and 2003 (see also Note 10):

(in millions, except per share data)	2005	2004	2003

Stock-based compensation, net of tax
As reported	$7	$7	$4
Pro forma	18	15	16

Net income
As reported	$400	$278	$250
Pro forma	389	270	238

Basic earnings per share
As reported	$2.72	$1.82	$1.60
Pro forma	2.65	1.77	1.53

Diluted earnings per share
As reported	$2.68	$1.79	$1.58
Pro forma	2.60	1.73	1.50
     Comprehensive income. In addition to net income, our components of comprehensive income (net of taxes) are foreign currency translation adjustments and realized and unrealized losses on derivative financial instruments designated as cash flow hedges. We have displayed comprehensive income within the Statement of Changes in Stockholders’ Equity.
     Segment reporting. Effective in October 2005, we began managing our Specialty business as a separate operating segment. Previously, our Specialty business was part of our domestic PBM operating segment. The change was primarily due to the acquisition of Priority in October 2005. Our Specialty segment consisted of our CuraScript (acquired in January 2004) and Priority businesses. In the third quarter of 2006, the operations of the Specialty business and the Pharma Business Solutions unit were combined in order to capture the natural synergies between these two businesses, which share common products and customers. Accordingly, these two businesses are now combined into one reporting segment labeled Specialty and Ancillary Services and 2005, 2004 and 2003 data has been reclassified to reflect the changes in our operating and reporting segments (see Note 11).
     New accounting guidance. In June 2005, the FASB issued FAS 154, “Accounting Changes and Error Corrections”, which superceded APB No. 20, “Accounting Changes”. APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including in the current period’s net income the cumulative effect of changing to the new accounting principle. In contrast, FAS 154 requires entities that voluntarily make a change in accounting principle to apply that change retrospectively to prior periods’ financial statements, unless this would be impracticable. In addition, FAS 154 makes a distinction between retrospective application of an accounting principle and the restatement of financial statements to reflect the correction of an error. FAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not expect the implementation of FAS 154 to have an impact on our consolidated results of operations.
     In December 2004, the FASB revised FAS 123. FAS 123R will require compensation cost related to share-based payment transactions to be recognized in the financial statements. As permitted by FAS 123, we currently follow the guidance of APB 25, which allows the use of the intrinsic value method of accounting to value share-based payment transactions with employees. FAS 123R requires measurement of the cost of share-based payment transactions to employees at the fair value of the award on the grant date and recognition of expense over the requisite service or vesting period. FAS 123R allows implementation using a modified version of prospective application, under which compensation expense for the unvested portion of previously granted awards and all new awards will be recognized on or after the date of adoption. FAS 123R also allows companies to implement by restating previously issued financial statements, basing the amounts on the expense previously calculated and reported in their pro forma footnote disclosures required under FAS 123. We will adopt FAS 123R using the modified prospective method beginning January 1, 2006. The impact of adopting FAS 123R on our consolidated results of operations is not expected to differ materially from the pro forma disclosures currently required by FAS 123 (see “Employee stock-based compensation”). In addition, FAS 123R requires classification of the tax benefit from the exercise of stock options in cash flows from financing activities, rather than cash flows from operating activities. In 2005, cash flows from operating activities included a cash inflow of $36 million related to tax benefits from the exercise of stock options.
     In January 2003, we adopted FAS 143, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. FAS 143 requires the capitalization of the fair value of any legal or contractual obligations associated with the retirement of tangible, long-lived assets in the period in which the liabilities are incurred and the capitalization of a corresponding amount as part of the book value of the related long-lived asset. In subsequent periods, we are required to adjust asset retirement obligations based on changes in estimated fair value, and the corresponding increases in asset book values are depreciated over the useful life of the related asset. As required by FAS 143, we recorded an asset retirement obligation ($3.1 million at January 1, 2003) primarily related to equipment and leasehold improvements installed in leased, home delivery facilities in which we have a contractual obligation to remove the improvements and equipment upon surrender of the property to the landlord. For certain of our leased facilities, we are required to remove equipment and convert the facilities back to office space upon surrender of the property. We also recorded a net increase in fixed assets (net of accumulated depreciation) of $1 million and a $2 million ($1 million, net of tax) loss from the cumulative effect of change in accounting principle. The $1 million asset is being depreciated, on a straight-line basis, over the remaining term of the leases, which range from seven months to ten years.
2. Changes in business
     Acquisitions. On October 14, 2005, we acquired the capital stock of Priority in a cash transaction for $28 per share, or approximately $1.3 billion. The acquisition was accomplished through the merger of one of our wholly-owned subsidiaries with and into Priority. Priority, headquartered in Lake Mary, Florida, is among the nation’s largest Specialty and distribution companies, with approximately $1.7 billion in annual revenue during 2004 and approximately $1.1 billion in revenue for the six months ended July 2, 2005. This acquisition is expected to enhance our Specialty business. The $1.3 billion purchase price was financed with approximately $167 million of cash on hand and the remainder by adding $1.6 billion in Term A loans through a new credit facility which replaced our prior credit facility. We are currently in the process of evaluating the net assets acquired from Priority. The allocation of the purchase price to the assets and liabilities acquired from Priority is preliminary and subject to revision based on the outcome of ongoing evaluations of these assets and liabilities.

     The following table summarizes the estimated fair values of the Priority assets acquired and liabilities assumed at the date of acquisition (in millions):

As of
October 14, 2005
Current assets	$526
Property and equipment	24
Goodwill	991
Other identified intangibles	85
Other assets	3

Total assets acquired	1,629

Current liabilities	276
Deferred tax liabilities	37

Total liabilities assumed	313

Net Assets Acquired	$1,316

     Aetna Specialty Pharmacy, a joint venture existing between Priority and Aetna, Inc. (“Aetna”), was 60% owned by Priority and 40% by Aetna. Upon a change in control of Priority, the joint venture agreement provided Aetna with an option to purchase Priority’s 60% ownership share of the joint venture. Aetna exercised its option and on December 30, 2005 purchased Priority’s 60% ownership share of Aetna Specialty Pharmacy. The gain on the assets sold, which was not material, reduced the amount of goodwill we recorded through the Priority acquisition. In the table above, the net assets of Aetna Specialty Pharmacy are excluded from the assets acquired and liabilities assumed.
     The results of operations of Priority are included in our consolidated results of operations beginning October 14, 2005. The following unaudited pro forma information presents a summary of our combined results of operations and those of Priority as if the acquisition had occurred at the beginning of the periods presented, along with certain pro forma adjustments to give effect to amortization of other intangible assets, interest expense on acquisition debt and other adjustments. The following pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed date, nor is it necessarily an indication of trends in future results (in millions, except per share data):

	Year Ended	Year Ended
	December 31,	December 31,
	2005	2004

Total revenues	$17,838	$16,854
Net income	392	286
Basic earnings per share	2.67	1.87
Diluted earnings per share	2.63	1.85
     On January 30, 2004, we acquired the outstanding capital stock of CuraScript, for approximately $333.4 million, which includes a purchase price adjustment for working capital and transaction costs. CuraScript is one of the nation’s largest Specialty services companies and has enhanced our ability to provide comprehensive pharmaceutical management services to our clients and their members. CuraScript operates seven specialty pharmacies throughout the United States and serves over 175 managed care organizations, 30 Medicaid programs and the Medicare program. The purchase price has been allocated based upon the estimated fair value of net assets acquired at the date of the acquisition. A portion of the excess of purchase price over tangible net assets acquired has been allocated to intangible assets, consisting of customer contracts in the amount of $29 million and non-competition agreements in the amount of

$3 million, which are being amortized using the straight-line method over estimated useful lives of ten years and three years, respectively, and trade names in the amount of $1 million, which are not being amortized. These assets are included in other intangible assets. In addition, the excess of purchase price over tangible net assets and identified intangible assets acquired has been allocated to goodwill in the amount of $285 million, which is not being amortized.
     Medicare discount card program. In January 2004, we entered into an agreement to provide PBM services for the Medicare discount program of Pharmacy Care Alliance, Inc. (“PCA”), a nonstock, not-for-profit entity jointly controlled by the National Association of Chain Drugstores (“NACDS”) and us. Our PBM services include the negotiation of discounts from individual retailers and pharmaceutical manufacturers, the enrollment of cardholders and the processing of prescription claims.
     During 2004, we entered into a lending agreement with PCA, whereby we committed to lend up to $17 million to PCA in the form of a revolving line of credit available through March 31, 2005. Requests for borrowings on the revolving line of credit require the unanimous consent of PCA’s board of directors, which consists of representatives from NACDS and from our management team, or its designated representatives. PCA will utilize the revolving line of credit to fund its operating expenditures. NACDS has agreed to guarantee $2 million on the revolving line of credit. As of December 31, 2005, we have loaned PCA $15 million and received $3 million in interest and principal payments.
     The Medicare discount program is scheduled to end by June of 2006. In regard to the revolving line of credit extended to PCA, the collectibility of any unsecured borrowings will be a function of PCA’s costs in closing out the program. Enrollment as of December 31, 2005 was approximately 266,000 members. Because 2005 enrollment and utilization was lower than expected, the outstanding balance of our receivable from PCA was fully reserved at the end of 2005.
3. Joint venture
     We are one of the founders of RxHub, an electronic exchange enabling physicians who use electronic prescribing technology to link to pharmacies, PBM companies and health plans. The company operates as conduit of information among all parties engaging in electronic prescribing. We own one-third of the equity of RxHub (as do each of the other two founders) and have committed to invest up to $20 million over the first five years of the joint venture with almost $20 million invested through December 31, 2005. We have recorded our investment in RxHub under the equity method of accounting, which requires our percentage interest in RxHub’s results to be recorded in our Consolidated Statement of Operations. Our percentage of RxHub’s loss for 2005, 2004 and 2003 is $2 million, $5 million, and $6 million, respectively, and has been recorded in other income (expense), net, in our Consolidated Statement of Operations. The cumulative, undistributed losses of RxHub through December 31, 2005 are $19 million. Our investment in RxHub (approximately $1 million at December 31, 2005 and 2004) is recorded in other assets on our Consolidated Balance Sheet.
4. Property and equipment
     Property and equipment, at cost, consists of the following:

	December 31,
(in millions)	2005	2004

Land and buildings	$6	$6
Furniture	27	19
Equipment	162	134
Computer software	163	128
Leasehold improvements	44	35

	402	322
Less accumulated depreciation	201	141

	$201	$181

     Depreciation expense for 2005, 2004 and 2003 was $63 million, $52 million and $40 million, respectively. Internally developed software, net of accumulated depreciation, was $54 million and $47 million at December 31, 2005 and 2004, respectively.
     In July 2004, we entered into a capital lease with the Camden County Joint Development Authority in association with the development of our new Patient Care Contact Center in St. Marys, Georgia. At December 31, 2005, our lease obligation was $13 million. In accordance with FASB Interpretation Number 39, “Offsetting of Amounts Related to Certain Contracts,” our lease obligation has been offset against $13 million of industrial revenue bonds issued to us by the Camden County Joint Development Authority.
     Under certain of our operating leases for facilities in which we operate home delivery and specialty pharmacies, we are required to remove improvements and equipment upon surrender of the property to the landlord and convert the facilities back to office space. Our asset retirement obligation was $6 million and $4 million at December 31, 2005 and 2004, respectively. The acquisition of Priority resulted in a $2 million increase in our asset retirement obligation.
5. Goodwill and Other Intangibles
     See Note 11, Segment Information.
     The following is a summary of our goodwill and other intangible assets (amounts in millions).

	December 31, 2005		December 31, 2004
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Goodwill
PBM (1)	$1,509	$107	$1,508	$107
SAAS (2)(3)	1,298	—	308	—

	$2,807	$107	$1,816	$107

Other intangible assets
PBM
Customer contracts	$265	$94	$265	$82
Other(4)	72	52	68	39

	337	146	333	121

SAAS
Customer contracts (2) (3)	115	11	33	5
Other (2)(3)	10	2	6	1

	125	13	39	6

Total other intangible assets	$462	$159	$372	$127

(1)	Changes in goodwill and accumulated amortization from December 31, 2004 to December 31, 2005 are a result of changes in foreign currency exchange rates.

(2)	In the first quarter of 2005 we finalized the allocation of the CuraScript purchase price to tangible and intangible net assets resulting in a $1 million decrease in goodwill (See Note 2).

(3)	As a result of our acquisition of the capital stock of Priority in October 2005, we preliminarily recorded goodwill, customer contracts, trade names, and other intangible assets of $991 million, $82 million, $2 million, and $1 million, respectively (See Note 2).

(4)	Write-offs of deferred financing fees due to the refinancing of our bank credit facility (see Note 6) also resulted in changes in other intangible assets from December 31, 2004 to December 31, 2005.

     The aggregate amount of amortization expense of other intangible assets was $33 million, $34 million and $24 million for the twelve months ended December 31, 2005, 2004 and 2003, respectively. The future aggregate amount of amortization expense of other intangible assets is expected to be approximately $42 million for 2006, $38 million for 2007, $35 million for 2008, $34 million for 2009 and $29 million for 2010. The weighted average amortization period of intangible assets subject to amortization is 15 years in total, and by major intangible class is 16 years for customer contracts and four years for other intangible assets.
6. Financing
     Long-term debt consists of:

	December 31,
(in millions)	2005	2004

Term A loans due October 14, 2010 with an average interest rate of 5.05% at December 31, 2005	$1,510	$—
Term A loans due February 13, 2009 with an average interest rate of 3.46% at December 31, 2004	—	185
Term B loans due February 13, 2010 with an average interest rate of 3.70% at December 31, 2004 and a deferred interest rate swap gain of $50 at December 31, 2004	—	198
Revolving credit facility due February 13, 2009 with an average interest rate of 3.67% at December 31, 2004	—	50
Other	1	1

Total debt	1,511	434

Less current maturities	110	22

Long-term debt	$1,401	$412

          At December 31, 2004, our credit facility with a commercial bank syndicate consisted of $185 million of Term A loans, $198 million of Term B loans, and a $400 million revolving credit facility (of which $50 million was outstanding at December 31, 2004). In October 2005, we refinanced our entire credit facility with a new $2.2 billion credit facility which includes $1.6 billion of Term A loans and a $600 million revolving credit facility. The proceeds from the $2.2 billion credit facility were used to finance the Priority acquisition and to prepay borrowings on the Term A and Term B loans outstanding under our existing credit facility. As a result of this refinancing, we wrote-off approximately $4 million in deferred financing fees relating to our prior credit facility in the fourth quarter of 2005. The newly established $600 million revolving credit facility (none of which was outstanding as of December 31, 2005) is also available for general corporate purposes. In the three months ended December 31, 2005, we made scheduled payments of $40 million and prepayments of $50 million on our Term A Loans.
     Our new credit facility requires us to pay interest periodically on the London Interbank Offered Rates (“LIBOR”) or base rate options, plus a margin. The margin over LIBOR will range from 0.50% to 1.125%, depending on our consolidated leverage ratio or our credit rating. The margin over the base rate will range from 0% to 0.125% depending upon our consolidated leverage ratio. Initially, the margin over LIBOR will be 0.75% per annum. Under our new credit facility we are required to pay commitment fees on the unused portion of the $600 million revolving credit facility. The commitment fee will range from 0.10% to 0.25% depending on our consolidated leverage ratio or our credit rating. Initially, the commitment fee will be 0.15% per annum.
     At December 31, 2005, the weighted average interest rate on the new facility was 5.1%. Our new credit facility contains covenants that limit the indebtedness we may incur, the common shares we may repurchase, and dividends we may pay. The repurchase and dividend covenant applies if certain leverage thresholds are exceeded. The covenants also include a minimum interest coverage ratio and a maximum leverage ratio. At December 31, 2005, we were in compliance with all covenants associated with our credit facility.
     The following represents the schedule of current maturities for our long-term debt, reflecting the increase in debt related to the Priority acquisition in October 2005 and the refinancing of our bank credit facility in October 2005 (amounts in millions):

Year Ended December 31,

2006	$110
2007	180
2008	260
2009	420
2010	540
Thereafter	1

$1,511

7. Income taxes
     The income tax provision consists of the following:

	Year Ended December 31,
(in millions)	2005	2004	2003

Current provision:
Federal	$195	$138	$105
State	—	14	14
Foreign	2	1	2

Total current provision	197	153	121

Deferred provision:
Federal	19	14	31
State	(1)	6	3
Foreign	—	(1)	—

Total deferred provision	18	19	34

Total current and deferred provision	$215	$172	$155

     Income taxes included in the Consolidated Statement of Operations are:

	Year Ended December 31,
(in millions)	2005	2004	2003

Continuing operations	$215	$172	$155
Cumulative effect of accounting change	—	—	(1)

	$215	$172	$154

     A reconciliation of the statutory federal income tax rate and the effective tax rate follows (the effect of foreign taxes on the effective tax rate for 2005, 2004 and 2003 is immaterial):

	Year Ended December 31,
	2005	2004	2003

Statutory federal income tax rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	(0.2)	3.4	2.8
Non-deductible amortization of customer contracts	0.2	0.2	0.2
Other, net	(0.1)	(0.3)	0.2

Effective tax rate	34.9%	38.3%	38.2%

     The deferred tax assets and deferred tax liabilities recorded in our Consolidated Balance Sheet are as follows:

	December 31,
(in millions)	2005	2004

Deferred tax assets:
Allowance for doubtful accounts	$26	$13
Non-compete agreements	2	2
Deferred compensation	8	8
Restricted stock	4	7
Accrued expenses	21	10
State income taxes	—	2
Other	4	2

Gross deferred tax assets	65	44

Deferred tax liabilities:
Depreciation and property differences	(23)	(30)
Goodwill and customer contract amortization	(193)	(132)
State income taxes	(1)	—
Prepaids	(3)	(3)
Other	(1)	(2)

Gross deferred tax liabilities	(221)	(167)

Net deferred tax liabilities	$(156)	$(123)

     At December 31, 2005 and 2004, the net current deferred tax asset is $53 million and $33 million, respectively, and the net long-term deferred tax liability, included in other liabilities is $209 million and $156 million, respectively.
     Our effective tax rate decreased to 34.9% for the year ended December 31, 2005, as compared to 38.3% and 38.2% for the years ended December 31, 2004 and 2003, respectively. The decrease in our effective tax rate reflects a net tax benefit $20 million resulting primarily from changes in the apportionment of our income for state income tax purposes as well as the recognition of expected state tax benefits associated with prior-year subsidiary losses and credits. Excluding the $20 million net tax benefit, our effective tax rate would have been 38.1%.
8. Commitments and contingencies
     We have entered into noncancellable agreements to lease certain office and distribution facilities with remaining terms from one to ten years. The majority of our lease agreements include renewal options which would extend the agreements from one to five years. We have entered into a noncancellable agreement to sublet one facility with a remaining term of one year. Rental expense under the office and distribution facilities leases in 2005, 2004 and 2003 was $25 million, $22 million and $18 million, respectively. The future minimum lease payments due under noncancellable operating leases (in millions):

Minimum lease
Year Ended December 31,	payments

2006	$28
2007	24
2008	19
2009	8
2010	8
Thereafter	33

$120

     In July 2004, we entered into a capital lease with the Camden County Joint Development Authority in association with the development of our new Patient Care Contact Center in St. Marys, Georgia, as discussed in Note 4, “Property and equipment”.
     For the year ended December 31, 2005, approximately 70.1% of our pharmaceutical purchases were through one wholesaler. We believe other alternative sources are readily available. Our top five clients represented 23.6%, 22.8%, and 17.8% of revenues during 2005, 2004 and 2003 respectively. None of our clients accounted for 10% or more of our consolidated revenues in fiscal years 2005, 2004 or 2003. We believe no other concentration risks exist at December 31, 2005.
     We accrue self-insurance reserves based upon estimates of the aggregate liability of claim costs in excess of our insurance coverage. Reserves are estimated using certain actuarial assumptions followed in the insurance industry and our historical experience (see Note 1, “Self-insurance reserves”) . The majority of these claims are legal claims and our liability estimate is primarily related to the cost to defend these claims. We do not accrue for settlements, judgments, monetary fines or penalties until such amounts are probable and estimable, in compliance with FAS 5, “Accounting for Contingencies.” Under FAS 5, if the range of possible loss is broad, the liability accrual should be based on the lower end of the range. Based on prior year developments (see—“Legal Proceedings”), we recorded a $25 million increase in legal reserves during the third quarter of 2004.
     While we believe that our services and business practices are in compliance with all applicable laws, rules and regulations in all material respects, we cannot predict the outcome of these matters at this time. An unfavorable outcome in one or more of these matters could result in the imposition of judgments, monetary fines or penalties, or injunctive or administrative remedies. We can give no assurance that such judgments, fines and remedies, and future costs associated with these matters would not have a material adverse effect on our consolidated results of operations, consolidated financial position and/or consolidated cash flow from operations.
9. Common stock
     In May 2005, we announced a two-for-one stock split for stockholders of record on June 10, 2005, effective June 24, 2005. The split was effected in the form of a dividend by issuance of one additional share of common stock for each share of common stock outstanding. The earnings per share and the weighted average number of shares outstanding for basic and diluted earnings per share for each period have been adjusted for the stock split.
     Treasury shares are carried at first in, first out cost. We have a stock repurchase program, originally announced on October 25, 1996, under which our Board of Directors has approved the repurchase of a total of 38 million shares. There is no limit on the duration of the program. During 2005, we used internally generated cash to repurchase 4 million shares for $220 million. Through December 31, 2005, approximately 30 million of the 38 million total shares have been repurchased under the program and 9 million shares have been reissued in connection with employee compensation plans. Additional share purchases, if any, will be made in such amounts and at such times as we deem appropriate based upon prevailing market and business conditions, subject to restrictions on the amount of stock repurchases contained in our bank credit facility.

     As of December 31, 2005, approximately 10 million shares of our common stock have been reserved for employee benefit plans (see Note 10).
     Preferred Share Purchase Rights. In July 2001 our Board of Directors adopted a stockholder rights plan which declared a dividend of one right for each outstanding share of our common stock. The rights plan will expire on July 25, 2011. The rights are currently represented by our common stock certificates. When the rights become exercisable, they will entitle each holder to purchase 1/1,000th of a share of our Series A Junior Participating Preferred Stock for an exercise price of $300 (subject to adjustment). The rights will become exercisable and will trade separately from the common stock only upon the tenth day after a public announcement that a person, entity or group (“Person”) has acquired 15% or more of our outstanding common stock (“Acquiring Person”) or ten days after the commencement or public announcement of a tender or exchange offer which would result in any Person becoming an Acquiring Person; provided that any Person who beneficially owned 15% or more of our common stock as of the date of the rights plan will not become an Acquiring Person so long as such Person does not become the beneficial owner of additional shares representing 2% or more of our outstanding shares of common stock. In the event that any Person becomes an Acquiring Person, the rights will be exercisable for our common stock with a market value (as determined under the rights plan) equal to twice the exercise price. In the event that, after any Person becomes an Acquiring Person, we engage in certain mergers, consolidations, or sales of assets representing 50% or more of our assets or earning power with an Acquiring Person (or Persons acting on behalf of or in concert with an Acquiring Person), the rights will be exercisable for common stock of the acquiring or surviving company with a market value (as determined under the rights plan) equal to twice the exercise price. The rights will not be exercisable by any Acquiring Person. The rights are redeemable at a price of $0.01 per right prior to any Person becoming an Acquiring Person.
10. Employee benefit plans and stock-based compensation plans
     Retirement savings plan. We sponsor retirement savings plans under Section 401(k) of the Internal Revenue Code for all of our full time employees. Employees may elect to enter a written salary deferral agreement under which a maximum of 15% to 25% of their salary, subject to aggregate limits required under the Internal Revenue Code, may be contributed to the plan. For substantially all employees, we match 100% of the first 4% of the employees’ compensation contributed to the Plan. Beginning January 1, 2006, we will match 200% of the first 1% and 100% of the next 3% of the employees’ compensation contributed to the Plan. We incurred contribution expense of approximately $9 million in 2005 and 2004, and $8 million in 2003.
     Employee stock purchase plan. We offer an employee stock purchase plan that qualifies under Section 423 of the Internal Revenue Code and permits all employees, excluding certain management level employees, to purchase shares of our common stock. Through December 2005, participating employees could elect to contribute up to 10% of their salary to purchase common stock at the end of each monthly participation period at a purchase price equal to 85% of the lower of the fair market value of our common stock as of either the beginning or the end of the participation period. Beginning January 1, 2006, participating employees may contribute up to 10% of their salary to purchase common stock at the end of each monthly participation period at a purchase price equal to 95% of the fair market value of our common stock on the last business day of the participation period. During 2005, 2004 and 2003, approximately 124,000, 150,000 and 136,000 shares of our common stock were issued under the plan, respectively. Our Common Stock reserved for future employee purchases under the plan is approximately 228,000 at December 31, 2005.
     Deferred compensation plan. We maintain a non-qualified deferred compensation plan (the “Executive Deferred Compensation Plan”) that provides benefits payable to eligible key employees at retirement, termination or death. Benefit payments are funded by a combination of contributions from participants and us. Participants may elect to defer up to 50% of their base earnings and 100% of specific bonus awards. Participants become fully vested in our contributions on the third anniversary of the end of the plan year for which the contribution is credited to their account. For 2005, our contribution was equal to

6% of each qualified participant’s total annual compensation, with 25% being allocated as a hypothetical investment in our Common Stock and the remaining being allocated to a variety of investment options. We have chosen to fund our liability for this plan through investments in trading securities, which primarily consists of mutual funds (see Note 1). We incurred approximately $4 million of compensation expense in 2005, 2004 and 2003. At December 31, 2005, approximately 1,485,000 shares of our Common Stock have been reserved for future issuance under the plan.
     Profit sharing plan. Certain employees are eligible to participate in a profit sharing plan (“Profit Sharing Plan”) as of the first January 1, April 1, July 1 or October 1 after having completed at least three months of service and having reached age 18 (“Participant”). Participants are generally eligible to receive a discretionary annual contribution after having completed at least one year of service and having reached age 18. The employer contribution for a year is allocated among the Participants employed on the last day of the year, and who completed at least 1,000 hours of service during the year, in proportion to their relative compensation for the portion of the year in which they were eligible to participate.
     Stock-based compensation plans. In August 2000, the Board of Directors adopted the Express Scripts, Inc. 2000 Long-Term Incentive Plan which was subsequently amended in February 2001 and again in December 2001 (as amended, the “2000 LTIP”), which provides for the grant of various equity awards with various terms to our officers, Board of Directors and key employees selected by the Compensation Committee of the Board of Directors. The 2000 LTIP, as then amended, was approved by our stockholders in May 2001. As of December 31, 2005, approximately 7,790,000 shares of our Common Stock are available for issuance under this plan. The maximum term of options granted under the 2000 LTIP is 10 years. During 2005, we granted approximately 3,400 restricted shares of Common Stock with a weighted average fair market value of $37.62, to certain of our officers and employees. These shares are subject to various cliff-vesting periods from five to ten years with provisions allowing for accelerated vesting based upon specific performance criteria. Prior to vesting, these restricted shares are subject to forfeiture to us without consideration upon termination of employment under certain circumstances. As of December 31, 2005, a total of 2,523,000 restricted shares of Common Stock have been issued under the 2000 LTIP of which, 2,071,000 shares were issued from shares held in treasury and approximately 420,000 shares have been forfeited. Unearned compensation relating to the restricted shares is recorded as a separate component of stockholders’ equity and is amortized to non-cash compensation expense over the estimated vesting periods. As of December 31, 2005, 2004 and 2003, unearned compensation was $5 million, $17 million and $22 million, respectively. We recorded compensation expense related to restricted stock grants of $11 million in 2005 and 2004, and $7 million in 2003.
     The provisions of the 2000 LTIP allow employees to use shares to cover tax withholding on stock awards. Upon vesting of restricted stock, employees have taxable income subject to statutory withholding requirements. The number of shares issued to employees may be reduced by the number of shares having a market value equal to our minimum statutory withholding for federal, state and local tax purposes.
     As a result of the Board’s adoption and stockholder approval of the 2000 LTIP, no additional awards will be granted under either of our 1992 amended and restated stock option plans (discussed below) or under our 1994 amended and restated Stock Option Plan (discussed below). However, these plans are still in existence as there are outstanding grants under these plans.
     In April 1992, we adopted a stock option plan that we amended and restated in 1995 and amended in 1999, which provided for the grant of nonqualified stock options and incentive stock options to our officers and key employees selected by the Compensation Committee of the Board of Directors. In June 1994, the Board of Directors adopted the Express Scripts, Inc. 1994 Stock Option Plan, also amended and restated in 1995 and amended in 1997, 1998 and 1999. Under either plan, the exercise price of the options was not less than the fair market value of the shares at the time of grant, and the options typically vested over a five-year period from the date of grant.
     In April 1992, we also adopted a stock option plan that was amended and restated in 1995 and amended in 1996 and 1999 that provided for the grant of nonqualified stock options to purchase 48,000 shares to each director who is not an employee of ours or our affiliates. In addition, the second amendment to the plan gave each non-employee director who was serving in such capacity as of the date of the second amendment the option to purchase 2,500 additional shares. The second amendment options vested over three years. The plan provides that the options vest over a two-, three- or five-year period from the date of grant depending upon the circumstances of the grant.
     We apply APB 25 and related interpretations in accounting for our plans. Accordingly, compensation cost has been recorded based upon the intrinsic value method of accounting for restricted stock and no compensation cost has been recognized for stock options granted. Had compensation cost for stock option grants been determined based on the fair value at the grant dates consistent with the method prescribed by FAS 123, our net income (loss) would have been reduced by $11 million, $9 million and $12 million for the years ended December 31, 2005, 2004 and 2003, respectively (see also Note 1).
     The fair value of options granted (which is amortized to expense over the option vesting period in determining the pro forma impact), is estimated on the date of grant using the Black-Scholes multiple option-pricing model with the following weighted average assumptions:

	2005	2004	2003

Expected life of option	3-5 years	3-7 years	3-10 years
Risk-free interest rate	3.5%-4.4%	2.0%-4.2%	1.6%-3.7%
Expected volatility of stock	35%-40%	41%-47%	52%-53%
Expected dividend yield	None	None	None
     A summary of the status of our fixed stock option plans as of December 31, 2005, 2004 and 2003, and changes during the years ending on those dates is presented below.

	2005		2004		2003
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
(share data in millions)	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	7	$21.86	8	$17.98	11	$15.75
Granted	2	42.43	2	36.32	1	32.07
Exercised	(2)	18.27	(2)	15.60	(3)	11.43
Forfeited/Cancelled	(1)	32.94	(1)	25.74	(1)	22.03

Outstanding at end of year	6	28.21	7	21.86	8	17.98

Options exercisable at year end	4		5		5

Weighted-average fair value of options granted during the year	$15.12		$14.25		$14.88

     The following table summarizes information about fixed stock options outstanding at December 31, 2005:

Range of	Options Outstanding			Options Exercisable
Exercise Prices	Number	Weighted-Average		Number	Weighted-
(share data in	Outstanding at	Remaining	Weighted-Average	Exercisable	Average
millions)	12/31/05	Contractual Life	Exercise Price	at 12/31/05	Exercise Price
$3.72 – 16.42	1	3.23	$12.67	1	$12.67
16.85 – 23.98	2	4.74	21.21	2	21.21
24.07 – 37.58	1	5.50	34.23	1	32.66
37.62 – 42.80	1	6.06	38.89	—	—
47.14 – 89.03	1	6.63	50.31	—	—

3.72 – 89.03	6	5.00	$28.21	4	$19.93

11. Segment information
     During the quarter ended September 30, 2006, we changed our internal organizational structure such that operations are managed and reported in two operating segments, PBM and SAAS, each of which is a reportable segment We report segments on the basis of services offered and have determined that we have three reportable segments: PBM, Specialty, and PBS. Our domestic and Canadian PBM operating segments have similar characteristics and as such have been aggregated into a single PBM reporting segment. Our SAAS segment includes the Specialty operations of CuraScript, and our Specialty Distribution Services (“SDS”) and Phoenix Marketing Group LLC (“PMG”)service lines. Prior to the third quarter of 2006, SDS and PMG were included in a separate Pharma Business Solutions (“PBS”) segment. During the third quarter of 2006, the operations of the Specialty business and the PBS unit were combined in order to capture the natural synergies between these two businesses, which share common products and customers. Accordingly, these two businesses are now combined into one reporting segment labeled Specialty and Ancillary Services. Prior period data has been reclassified to reflect the change in our operating and reporting segments. All information within this document for 2005, 2004 and 2003 has been reclassified to reflect the change in our operating and reporting segments.
     Effective in October 2005, we began managing our Specialty business as a separate operating segment. Previously, our Specialty business was part of our domestic PBM operating segment. The change was primarily due to the acquisition of Priority (see Note 2) on October 14, 2005.
     We have reclassified certain amounts deemed immaterial between revenue and cost of revenue for 2005. There is no effect on gross profit.
     Operating income is the measure used by our chief operating decision maker to assess the performance of each of our operating segments. The following table presents information about our reportable segments, including a reconciliation of operating income to income before income taxes, as of and for the years ended December 31:

(in millions)	PBM	SAAS	Total

2005
Product revenue:
Network revenues	$9,165	$—	$9,165
Home delivery revenues	5,015	1,560	6,575
Other revenues	—	175	175
Service revenues	152	145	297

Total revenues	14,332	1,880	16,212
Depreciation and amortization expense	67	17	84
Operating income	562	81	643

Undistributed loss from joint venture			(2)
Interest income			11
Interest expense			(37)

Income before income taxes			643

Total assets (as of December 31)	3,256	2,237	5,493
Investment in equity method investees	1	3	4
Capital expenditures	49	11	60

2004
Product revenue:
Network revenues	$9,387	$—	$9,387
Home delivery revenues	4,771	620	5,391
Other revenues	—	128	128
Service revenues	101	108	209

Total revenues	14,259	856	15,115

(in millions)	PBM	SAAS	Total

Depreciation and amortization expense	60	10	70
Operating income	439	54	493

Undistributed loss from joint venture			(5)
Interest income			4
Interest expense			(42)

Income before income taxes			450

Total assets (as of December 31)	3,043	557	3,600
Investment in equity method investees	1	—	1
Capital expenditures	40	11	51

2003
Product revenue:
Network revenues	$9,037	$—	$9,037
Home delivery revenues	3,988	—	3,988
Other revenues	—	87	87
Service revenues	73	110	183

Total revenues	13,098	197	13,295
Depreciation and amortization expense	51	3	54
Operating income	418	32	450

Undistributed loss from joint venture			(6)
Interest income			3
Interest expense			(41)

Income before income taxes			406

Total assets (as of December 31)	3,287	122	3,409
Investment in equity method investees	2	—	2
Capital expenditures	49	4	53

     PBM product revenue consists of revenues from the dispensing of prescription drugs from our home delivery pharmacies and revenues from the sale of prescription drugs by retail pharmacies in our retail pharmacy networks. SAAS product revenues consist of distribution of certain specialty drugs and certain specialty distribution activities, including sample card programs. PBM service revenue includes administrative fees associated with the administration of retail pharmacy networks contracted by certain clients, market research programs and informed decision counseling services. SAAS service revenue includes revenues from certain specialty distribution services, and sample distribution and accountability services.
     Revenues earned by our Canadian PBM totaled $31 million, $26 million and $22 million for the years ended December 31, 2005, 2004 and 2003, respectively. All other revenues are earned in the United States. Long-lived assets of our Canadian PBM (consisting primarily of fixed assets and goodwill) totaled $36 million, $36 million and $34 million as of December 31, 2005, 2004 and 2003, respectively. All other long-lived assets are domiciled in the United States.

12. Quarterly financial data (unaudited)

	Quarters
(in millions, except per share data)	First	Second	Third	Fourth(3)

Fiscal 2005
Total revenues (1)	$3,839	$3,944	$3,847	$4,582
Cost of revenues (1)	3,574	3,668	3,554	4,217
Gross profit	265	276	293	365
Selling, general and administrative	127	128	132	169
Operating income	138	148	161	195

Net income	$85	$102	$102	$111

Basic earnings per share (2)	$0.58	$0.69	$0.70	$0.75

Diluted earnings per share(2)	$0.57	$0.68	$0.68	$0.75

	Quarters
(in millions, except per share data)	First	Second	Third	Fourth

Fiscal 2004
Total revenues (1)	$3,628	$3,780	$3,767	$3,940
Cost of revenues (1)	3,406	3,556	3,532	3,677
Gross profit	222	224	235	263
Selling, general and administrative	95	97	130	128
Operating income	127	127	105	135

Net income	$70	$65	$62	81

Basic earnings per share (2)	$0.45	$0.42	$0.41	$0.54

Diluted earnings per share(2)	$0.45	$0.42	$0.40	$0.53

(1)	Excludes estimated retail pharmacy co-payments of $1,484 and $1,397 for the three months ended March 31, 2005 and 2004, respectively, $1,460 and $1,387 for the three months ended June 30, 2005 and 2004, respectively, $1,413 and $1,364 for the three months ended September 30, 2005 and 2004, respectively, and $1,464 and $1,398 for the three months ended December 31, 2005 and 2004, respectively. These are amounts we instructed retail pharmacies to collect from members. We have no information regarding actual co-payments collected

(2)	Earnings per share have been restated to reflect the two-for-one stock split effective June 24, 2005.

(3)	Includes the acquisition of Priority Healthcare Corporation, Inc. effective October 14, 2005.

EXPRESS SCRIPTS, INC.
Schedule II — Valuation and Qualifying Accounts and Reserves
Years Ended December 31, 2005, 2004, and 2003

Col. A	Col. B		Col. C	Col. D	Col. E
		Additions
	Balance at	Charges	Charges
	Beginning of	to Costs and	to Other		Balance at End
Description	Period	Expenses	Accounts	Deductions(4)	of Period

Allowance for Doubtful Accounts Receivable
Year Ended 12/31/03	$35,821,916	$(2,572,786) (1)	$—	$4,642,298 (5)	$28,606,832
Year Ended 12/31/04	$28,606,832	$6,208,469	$4,450,603 (2)	$7,912,062	$31,353,842
Year Ended 12/31/05	$31,353,842	$16,035,325	$23,565,967 (3)	$13,069,637	$57,885,797

(1)	Amount includes the reversal of a reserve recorded in 2002 for a client then in bankruptcy. In 2003, we received payment on this client’s obligations to us and determined such reserve was no longer necessary.

(2)	Represents the opening balance sheet for our January 30, 2004 acquisition of CuraScript.

(3)	Represents the opening balance sheet for our October 31, 2005 acquisition of Priority.

(4)	Except as otherwise described, these deductions are primarily write-offs of receivable amounts, net of any recoveries.

(5)	Includes a reversal of $4 million of the reserve established during 2002 for a large client then in bankruptcy. We received payment on this client’s obligations and determined that such reserve was no longer necessary.